Exhibit 10.10

CREDIT AND GUARANTY AGREEMENT

dated as of April 1, 2008

among

ABITIBI-CONSOLIDATED COMPANY OF CANADA,

ABITIBI-CONSOLIDATED INC.,

CERTAIN SUBSIDIARIES AND AFFILIATES OF ABITIBI-CONSOLIDATED INC.,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint-Lead Arranger, Syndication Agent and Joint-Lead Bookrunner,

WACHOVIA CAPITAL MARKETS, LLC,

as Joint-Lead Arranger and Joint-Lead Bookrunner

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Collateral Agent,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Documentation Agent

$400,000,000 Senior Secured Credit Facility

i

4.7. Historical Financial Statements	57
4.8. Projections	57
4.9. No Material Adverse Change	58
4.10. No Restricted Junior Payments	58
4.11. Adverse Proceedings, Etc.	58
4.12. Tax Matters	58
4.13. Properties	58
4.14. Environmental Matters	59
4.15. No Defaults	60
4.16. Material Contracts	60
4.17. Governmental Regulation	60
4.18. Margin Stock	60
4.19. Employee Matters	60
4.20. Employee Benefit Plans	61
4.21. Certain Fees	62
4.22. Solvency	62
4.23. Related Agreements	63
4.24. Compliance with Statutes, Etc	63
4.25. Disclosure	63
4.26. PATRIOT Act	63
4.27. UK Credit Parties; Canadian Credit Parties; U.S. Credit Parties	64

SECTION 5. AFFIRMATIVE COVENANTS	64
5.1. Financial Statements and Other Reports	64
5.2. Existence	68
5.3. Payment of Taxes and Claims	68
5.4. Maintenance of Properties	69
5.5. Insurance	69
5.6. Books and Records; Inspections	69
5.7. Lender Meetings	70
5.8. Compliance with Laws	70
5.9. Environmental	70
5.10. Subsidiaries	71
5.11. Donohue Sale	72
5.12. Further Assurances	72
5.13. Miscellaneous Covenants	72

SECTION 6. NEGATIVE COVENANTS	74
6.1. Indebtedness	74
6.2. Liens	76
6.3. [Reserved]	79
6.4. Restricted Junior Payments	79
6.5. Restrictions on Subsidiary Distributions	80
6.6. Investments	81
6.7. [Reserved]	82
6.8. Fundamental Changes; Disposition of Assets; Acquisitions	82
6.9. Disposal of Subsidiary Interests	83

6.10. Sales and Lease-Backs	83
6.11. Transactions with Shareholders and Affiliates	84
6.12. Conduct of Business	84
6.13. Permitted Activities of Certain Companies	84
6.14. Amendments or Waivers of Organizational Documents and Certain Related Agreements	84
6.15. Amendments or Waivers with respect to Certain Indebtedness	84
6.16. Fiscal Year	85
6.17. Hedge Agreements	85

SECTION 7. GUARANTY	85
7.1. Guaranty of the Obligations	85
7.2. Contribution by Guarantors	85
7.3. Payment by Guarantors	86
7.4. Liability of Guarantors Absolute	87
7.5. Waivers by Guarantors	89
7.6. Guarantors’ Rights of Subrogation, Contribution, Etc.	89
7.7. Subordination of Other Obligations	90
7.8. Continuing Guaranty	90
7.9. Authority of Guarantors or Borrower	90
7.10. Financial Condition of Borrower	91
7.11. Bankruptcy, Etc	91
7.12. Discharge of Guaranty Upon Sale of Guarantor	92
7.13. Indemnity	92

SECTION 8. EVENTS OF DEFAULT	92
8.1. Events of Default	92
8.2. Application of Proceeds	95

SECTION 9. AGENTS	96
9.1. Appointment of Agents	96
9.2. Powers and Duties	96
9.3. General Immunity	97
9.4. Agents Entitled to Act as Lender	98
9.5. Lenders’ Representations, Warranties and Acknowledgment	99
9.6. Right to Indemnity	99
9.7. Successor Administrative Agent and Collateral Agent	100
9.8. Collateral Documents and Guaranty	101
9.9. Withholding Taxes	103

SECTION 10. MISCELLANEOUS	103
10.1. Notices	103
10.2. Expenses	105
10.3. Indemnity	105
10.4. Set-Off	106
10.5. Amendments and Waivers	107
10.6. Successors and Assigns; Participations	108

10.7. Independence of Covenants	111
10.8. Survival of Representations, Warranties and Agreements	111
10.9. No Waiver; Remedies Cumulative	111
10.10. Marshalling; Payments Set Aside	112
10.11. Severability	112
10.12. Obligations Several; Independent Nature of Lenders’ Rights	112
10.13. Headings	112
10.14. APPLICABLE LAW	112
10.15. CONSENT TO JURISDICTION	112
10.16. WAIVER OF JURY TRIAL	113
10.17. Confidentiality	114
10.18. Usury Savings Clause	114
10.19. Counterparts	115
10.20. Effectiveness; Entire Agreement	115
10.21. PATRIOT Act	115
10.22. Electronic Execution of Assignments	116
10.23. No Fiduciary Duty	116
10.24. Joint and Several Liability	116
10.25. Limitations Act, 2002	116
10.26. Judgment Currency	117

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses, Principal Office

SCHEDULES:	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.4	Required Approvals and Consents
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.20	Employee Benefit Plans
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.5	Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	[Reserved]
	D	Opinions of Counsel
	E	Assignment Agreement
	F	[Reserved]
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	G-3	Current Asset Amount Certificate
	H	Counterpart Agreement
	I-1	US Security Agreements
	I-2	Canadian Security Agreement
	I-3	UK Security Agreement
	I-4	Québec Security Agreements
	I-5	Netherlands Security Agreement
	I-6	Alabama River Mortgage
	J	Landlord Waiver and Consent Agreement
	K	Intercompany Note

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of April 1, 2008, is entered into by and among ABITIBI-CONSOLIDATED COMPANY OF CANADA, a company amalgamated under the laws of the Province of Québec, Canada (“Borrower”), ABITIBI-CONSOLIDATED INC., a corporation amalgamated under the laws of Canada (“Holdings”), CERTAIN SUBSIDIARIES AND AFFILIATES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Syndication Agent (in such capacity, “Syndication Agent”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), and as Documentation Agent (in such capacity, “Documentation Agent”), and GSCP, as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain Term Loans to Borrower in the aggregate principal amount of $400,000,000, the proceeds of which will be used to (i) refinance in part and cash collateralize Existing Refinanced Indebtedness, and (ii) pay fees, commissions and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement;

WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its non-fixed assets (excluding intellectual property and a pledge of Equity Interests of its Subsidiaries) and proceeds of the foregoing as further set forth in the Collateral Documents; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on (i) substantially all of their respective non-fixed assets (excluding intellectual property and, except with respect to Equity Interests in the Subsidiaries of Donohue following the Donohue Sale, a pledge of Equity Interests of their respective Subsidiaries) and proceeds of the foregoing, and (ii) in the case of Donohue and its Subsidiaries that are Guarantors, following the Donohue Sale, substantially all of their respective assets, in each case as further set forth in the Collateral Documents.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Abitibi Consolidated Europe” means Abitibi Consolidated Europe, a company organized in Belgium.

“Abitibi Entity” means each of Holdings, Donohue and their respective Subsidiaries.

“Abitibi SPV” means Abitibi-Consolidated U.S. Funding Corp., a Delaware corporation.

“AC Hydro Indebtedness” means the Indebtedness of ACH Limited Partnership, a Manitoba limited partnership, arising under (a) that Cdn$250,000,000 Credit Agreement dated as of March 31, 2007 among ACH Limited Partnership, as borrower, Caisse de Dépôt et Placement du Québec, as administrative agent, and Caisse de Dépôt et Placement du Québec, as the initial lender, and (b) that Cdn$15,000,000 Credit Agreement dated as of March 31, 2007 among ACH Limited Partnership, as borrower, and Canadian Imperial Bank of Commerce, as administrative agent and initial lender, in each case as same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“ACSC” means Abitibi Consolidated Sales Corporation, a Delaware corporation.

“ACSC Securitization” means the program for the securitization of accounts receivable originated with Holdings and ACSC pursuant to the ACSC Securitization Documents.

“ACSC Securitization Documents” means (i) the Amended and Restated Receivables Purchase Agreement dated as of January 31, 2008 among Abitibi SPV, Eureka Securitisation, PLC, Citibank, N.A., Citibank, N.A., London Branch, the originators named therein, ACSC and Holdings, (ii) the Amended and Restated Purchase and Contribution Agreement dated as of January 31, 2008 among Holdings, ACSC and Abitibi SPV, and (iii) each other document executed in connection therewith, as each such document may be amended, restated, replaced, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“ACSC Securitization Indebtedness” means Indebtedness owing by Abitibi SPV to the investor and the banks party to the ACSC Securitization Documents pursuant to the terms thereof.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the greater of (I) 3.50% and (II) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by JPMorgan Chase Bank, N.A. for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, claim (including any Environmental Claims), suit, charge, order, direction, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any Abitibi Entity) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any Abitibi Entity, threatened against or affecting any Abitibi Entity or any property of any Abitibi Entity.

“Affected Lender” as defined in Section 2.18(b).

“Affected Loans” as defined in Section 2.18(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.

“Agent Affiliates” as defined in Section 10.1(b).

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of April 1, 2008, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Alabama River Facilities Lease” means that certain Lease Agreement between the Industrial Development Board of Monroe County and Alabama River Newsprint Company, an Alabama general partnership, dated October 1, 1988, together with all amendments, supplements and modifications thereto.

“Alabama River Facilities Supplemental Lease” means that certain Lease Agreement between the Industrial Development Board of Monroe County and Alabama River Newsprint Company, an Alabama general partnership, successor in interest by merger to Alabama River Recycling Company, an Alabama general partnership, as the successor in interest by assignment to Alabama River Recycling Company, Inc., an Alabama corporation, dated May 1, 1992, together with all amendments, supplements and modifications thereto.

“Alabama River Facility” means the newsprint plant commonly referred to as “Alabama River”, which is owned by the Industrial Development Board of Monroe County and leased to Alabama River Newsprint Company, an Alabama general partnership.

“Alabama River Mortgage” means a fully executed and notarized mortgage, in proper form for recording in the appropriate recording office in Alabama, encumbering the leasehold estate under the Alabama River Facilities Lease in the form of Exhibit I-6 attached hereto.

“Alabama River Supplemental Mortgage” means a fully executed and notarized mortgage, which amends and restates the Alabama River Mortgage, in proper form for recording in the appropriate recording office in Alabama, encumbering the Industrial Development Board of Monroe County’s fee interest in the Alabama River Facility and the leasehold estate under the Alabama River Facilities Supplemental Lease in form and substance reasonably satisfactory to Collateral Agent.

“Applicable Margin” means (i) with respect to Eurodollar Rate Loans, 8.00% per annum and (ii) with respect to Base Rate Loans, 7.00% per annum.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Electronic Communications” means any notice, demand communication, information, document or other material that any Credit Party provides to an Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Agents or to the Lenders by means of electronic communications pursuant to Section 10.1(b).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor (other than Holdings)), in one transaction or a series of transactions, of all or any part of any Abitibi Entity’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Holdings’ or Donohue’s Subsidiaries, other than (i) inventory (or other assets) sold, leased or licensed in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), and (ii) sales, leases or licenses out of other assets for aggregate consideration of less than $3,000,000 with respect to any transaction or series of related transactions and less than $20,000,000 in the aggregate prior to the Maturity Date.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Augusta Newsprint” means Augusta Newsprint Company, a Georgia corporation.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) 4.50%, (ii) the Prime Rate in effect on such day and (iii) the Federal Funds Effective Rate in effect on such day plus  1/ 2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent and Lender.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Blocked Account” means a Deposit Account maintained by a Credit Party at a financial institution reasonably satisfactory to Collateral Agent and which is subject to a Blocked Account Agreement that is in full force and effect.

“Blocked Account Agreement” means a three-party agreement entered into by a Credit Party, Collateral Agent and a financial institution which maintains one or more Deposit Accounts for such Credit Party, in form and substance reasonably satisfactory to Collateral Agent (it being agreed and acknowledged that any such agreement that includes an indemnity owing by Collateral Agent, other than in respect of chargebacks or returned amounts in respect of the applicable account in accordance with normal banking practice in an amount not exceeding the amount received by Collateral Agent from such account after activation of Collateral Agent’s sole control of such account pursuant to such agreement, shall not be satisfactory to Collateral Agent).

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, the Province of Ontario or the Province of Québec or is a day on which banking institutions located in the State of New York, the City of Toronto or the City of Québec are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Canadian Credit Party” means each of Holdings, Borrower and each other Credit Party that (i) is organized under the laws of Canada or any province or territory thereof, (ii) carries on business in Canada, or (iii) has any title or interest in or to any property in Canada.

“Canadian Dollars” and the sign “Cdn$” mean the lawful money of Canada.

“Canadian Security Agreement” means the Security Agreement to be executed by each Credit Party that has its registered office or chief executive office situated in any jurisdiction in Canada outside of the Province of Québec or has any right, title or interest in any Collateral which is located in any jurisdiction in Canada outside of the Province of Québec or in respect of which the validity, perfection, effect of perfection or non-perfection, or priority of a security interest in such Collateral is governed by the laws of any jurisdiction in Canada other than the Province of Québec, substantially in the form of Exhibit I-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following to the extent readily monetized: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or the Government of Canada, or (b) issued by any agency of the United States Government or the Government of Canada, the obligations of which are backed by the full faith and credit of such government, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any province of Canada, or any political subdivision of any such state or province or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by (a) any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (x) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (y) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000, or (b) any bank listed on Schedule I of the Bank Act (Canada) that has Tier 1 capital (as defined in OSFI Guideline A-1 on Capital Adequacy Requirements) of not less than $500,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada).

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than any holders of the Convertible Notes following conversion of the Convertible Notes in accordance with the terms thereof) (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Parent or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent; (ii) Parent shall cease to beneficially own and control directly 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Holdings, provided that for purposes of this clause (ii), the exchangeable shares issued by AbitibiBowater Canada Inc. (f/k/a Bowater Canada, Inc.) outstanding on the Closing Date shall be deemed to have been exchanged for Equity Interests of Parent; (iii) Holdings shall cease to beneficially own and control directly 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Borrower; (iv) Designated Donohue Parent and Borrower shall cease to collectively and beneficially own and control directly 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of Donohue; (v) Borrower shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of each Guarantor Subsidiary/Affiliate other than Donohue and its Subsidiaries; (vi) Donohue shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis of the economic and voting interest in the Equity Interests of each of its Subsidiaries that is a Guarantor Subsidiary/Affiliate; (vii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (a) were members of the board of directors of Parent on the Closing Date or (b) were nominated for election by the board of directors of Parent, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (viii) any “change of control” or similar event under any Senior Note Documents, Convertible Note Documents or ACSC Securitization Documents shall occur.

“Closing Date” means the date on which Term Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests of Subsidiaries of Donohue following the Donohue Sale) in which Liens are purported to be granted pursuant to the Collateral Documents as security for Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the US Security Agreements, the Canadian Security Agreement, the Québec Security Agreements, the UK Security Agreement, the Netherlands Security Agreement, the Intellectual Property Security Agreements, the Intercreditor Agreement, the Securitization Intercreditor Agreement, the Alabama River Mortgage, the Blocked Account Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf of or at the request of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations or to protect or preserve the interests of Collateral Agent or the Secured Parties therein.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal property of each Credit Party.

“Combined Capital Expenditures” means an amount equal to the sum, without duplication, of (i) Consolidated Capital Expenditures of Holdings and its Subsidiaries plus (ii) Consolidated Capital Expenditures of Donohue and its Subsidiaries.

“Commitment” means any Term Loan Commitment.

“Commodity Agreement” means any commodity exchange contract, commodity swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the commodity risk associated with the Abitibi Entities’ operations and not for speculative purposes.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of a Person and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of such Person and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.14(b) or with Net Asset Sale Proceeds invested pursuant to Section 2.14(a).

“Consolidated Net Tangible Assets” means the total amount of assets of the Abitibi Entities on a consolidated combined basis, including deferred pension costs, after deducting therefrom:

(1)	all current liabilities (excluding any Indebtedness classified as a current liability);

(2)	all goodwill, tradenames, trademarks, patents, unamortized debt discount and financing costs and all similar intangible assets; and

(3)	appropriate adjustments on account of minority interests of other Persons holding shares of any of the Abitibi Entities;

all as set forth in the most recent consolidated combined balance sheet of the Abitibi Entities delivered to Agents and the Lenders pursuant to Section 5.1(a), and as determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any obligation of such Person under any Security issued by that Person or any indenture, mortgage, deed of trust, lease, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Convertible Notes” means the 8.00% Convertible Notes Due 2013 of Parent in the initial aggregate principal amount up to $350,000,000 and issued pursuant to the Convertible Note Indenture, as such notes may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Convertible Note Documents” means the Convertible Note Indenture, the Convertible Notes and each other document executed in connection with such notes, as each such document may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Convertible Note Indenture” means that certain Indenture, dated April 1, 2008, between Parent, as issuer, Bowater Incorporated, as guarantor, and The Bank of New York Trust Company, N.A., as trustee, pursuant to which the Convertible Notes are issued.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of or at the request of a Credit Party (or any officer of a Credit Party pursuant to the terms hereof) for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Extension” means the making of a Term Loan.

“Credit Party” means each of Holdings, Borrower and Donohue, and each of their respective Subsidiaries that provides a Guaranty from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with the Abitibi Entities’ operations and not for speculative purposes.

“Current Asset Amount” means, at any time, an amount equal to the sum of, without duplication: (a) Net Eligible Accounts multiplied by 85%, plus (b) Net Eligible Inventory multiplied by 70%, minus (c) reserves established with respect to identifiable risks or contingencies by the Administrative Agent and Collateral Agent in their commercially reasonable discretion.

“Current Asset Amount Certificate” means a Current Asset Amount Certificate substantially in the form of Exhibit G-3.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Donohue Parent” means either Parent or a wholly-owned Subsidiary of Parent that is organized under the laws of any State of the United States of America but is not Bowater Incorporated or any Subsidiary thereof.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations and the termination of the Commitments.

“Documentation Agent” as defined in the preamble hereto.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Donohue” means Donohue Corp., a Delaware corporation.

“Donohue Cash Collateral Account” means a Deposit Account in the name of the Collateral Agent bearing interest (in accordance with Collateral Agent’s customary practices) on behalf of Borrower at the Federal Funds Rate.

“Donohue Cash Collateral Proceeds” means $150,000,000 of Cash held in the Donohue Cash Collateral Account.

“Donohue Sale” means (i) the recapitalization of preferred Equity Interests of Donohue into common Equity Interests of Donohue, and immediately thereafter (ii) the sale by Borrower of all or a majority of the common Equity Interests of Donohue to the Designated Donohue Parent in exchange for the assumption by the Designated Donohue Parent of approximately Cdn$142,000,000 of Indebtedness (and any accrued and unpaid interest thereon) owing by Borrower to Donohue, in each case pursuant to agreements in form and substance reasonably satisfactory to the Administrative Agent; provided that, immediately upon consummation of the Donohue Sale, Donohue and its Subsidiaries that are Guarantor Subsidiary/Affiliates shall have:

(a) granted First Priority Liens on substantially all of their assets (including all Equity Interests of their respective Subsidiaries (including Abitibi SPV)) pursuant to the US Security Agreement to Collateral Agent as security for the Obligations;

(b) granted First Priority Liens on the Alabama River Facility pursuant to the Alabama River Mortgage to Collateral Agent as security for the Obligations;

(c) delivered to Collateral Agent (i) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state of Alabama with respect to the Alabama River Mortgage, and (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation, attachment, validity and perfection of the security interests in favor of Collateral Agent in Collateral described in clause (a) of this proviso and such other matters governed by the laws of each jurisdiction in which any such Credit Party or any such Collateral is located as Collateral Agent may reasonably request, in each case in the form set forth in Exhibit D attached hereto;

(d) delivered to Collateral Agent (x) an ALTA mortgagee title insurance policy (and copies of all recorded documents listed as exceptions to title or otherwise referred to therein) issued by a title company reasonably satisfactory to Collateral Agent with respect to the Alabama River Mortgage (the “Alabama Title Policy”), in amounts not less than the fair market value of the Alabama River Facility, in form and substance reasonably satisfactory to Collateral Agent, and (y) evidence satisfactory to Collateral Agent that the title company and/or the appropriate Governmental Authorities have been paid all expenses and premiums of the title company and all other sums required in connection with the issuance of the Alabama Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Alabama River Mortgage in the appropriate real estate records;

(e) delivered to Collateral Agent flood certifications with respect to the Alabama River Mortgage and evidence of flood insurance if the Alabama River Facility is a Flood Hazard Property and located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent;

(f) delivered to Collateral Agent an ALTA survey of the Alabama River Facility, certified to Collateral Agent and dated not more than twenty days prior to the consummation of the Donohue Sale;

(g) delivered to Collateral Agent reports and other information (including a Phase 1 environmental report), in form, scope and substance satisfactory to Administrative Agent and Collateral Agent, regarding environmental matters relating to the Alabama River Facility;

(h) delivered to Administrative Agent a Solvency Certificate from Holdings dated the date of the consummation of the Donohue Sale and addressed to Administrative Agent and Lenders, in form, scope and substance satisfactory to Administrative Agent, and demonstrating that, after giving effect to the consummation of the Donohue Sale, Holdings and its Subsidiaries, taken as a whole, are and will be Solvent;

(i) delivered to Administrative Agent a Solvency Certificate from Donohue, dated the date of the consummation of the Donohue Sale and addressed to Administrative Agent and Lenders, in form, scope and substance satisfactory to Administrative Agent, and demonstrating that, after giving effect to the consummation of the Donohue Sale, Donohue and its Subsidiaries, taken as a whole, are and will be Solvent;

(j) delivered to Administrative Agent and Collateral Agent fully executed and notarized Intellectual Property Security Agreements, in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 5.2 to the US Security Agreements; and

(k) delivered to Administrative Agent a certificate of the chief financial officers of Borrower and Donohue certifying that the conditions to the Donohue Sale set forth in this proviso have been complied with in all respects.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act or as defined under the Canadian Securities Administrators National Instrument 45-106, as amended, supplemented, replaced or otherwise modified from time to time) and which extends credit or buys loans in the ordinary course of business; provided, no Affiliate of any Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means (i) in respect of any Credit Party other than a Canadian Credit Party, any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates, and (ii) in respect of any Canadian Credit Party, any employee benefit plan of any nature or kind that is not a Pension Plan and is maintained by or contributed to, or required to be maintained by or contributed to, by such Canadian Credit Party.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, charge, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any Environmental Law or any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal, state, provincial or municipal or any subdivision of any of them laws (including the common law), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to: (i) environmental matters, including those relating to any Hazardous Materials Activity and endangered or threatened species; (ii) the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, management, control, containment, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing; (iii) any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment; (iv) forestation; or (v) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare; in each case, in any manner applicable to or in relation to any Abitibi Entity or any Facility.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Equivalent Amount” in one currency on any day means the amount of such currency that would result from Administrative Agent converting into such currency another currency at approximately 12:00 noon (New York time) on such day in accordance with Administrative Agent’s customary practice for commercial loans being administered by it.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any Abitibi Entity shall continue to be considered an ERISA Affiliate of any such Abitibi Entity within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Abitibi Entity and with respect to liabilities arising after such period for which such Abitibi Entity could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Abitibi Entity or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Abitibi Entity or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Abitibi Entity or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any Abitibi Entity or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Abitibi Entity or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on any Abitibi Entity or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Abitibi Entity or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

“Eurodollar Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Exchange Note Cash Collateral Account” means a Deposit Account in the name of the Collateral Agent bearing interest (in accordance with Collateral Agent’s customary practices) on behalf of Borrower at the Federal Funds Rate.

“Exchange Note Cash Collateral Arrangement” means the arrangement pursuant to which the Exchange Note Cash Collateral Proceeds are deposited in the Exchange Note Cash Collateral Account in accordance with Section 5.13(d).

“Exchange Note Cash Collateral Proceeds” means $6,336,137.77 of Cash held in the Exchange Note Cash Collateral Account.

“Excluded Deposit Accounts” means, collectively, (i) Deposit Accounts of the Credit Parties subject to Liens securing the ACSC Securitization, (ii) payroll accounts of the Credit Parties, (iii) trust accounts of the Credit Parties, (iv) zero-balance Deposit Accounts of the Credit Parties that sweep all cash therein on a daily basis to a Blocked Account, (v) the Senior Secured Note Collateral Account and (vi) Deposit Accounts of the Credit Parties holding less than $100,000 individually or $300,000 in the aggregate.

“Existing Refinanced Indebtedness” means, collectively, (i) Indebtedness under the Credit Agreement dated as of October 3, 2005 among Holdings and Borrower, as borrowers, Canadian Imperial Bank of Commerce, as administrative agent, and the lenders from time to time parties thereto, (ii) the 6.95% notes due 2008 issued by Holdings, (iii) the 5.25% notes due 2008 issued by the Borrower and (iv) the 7.875% notes due 2009 issued by Abitibi-Consolidated Finance L.P.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Abitibi Entity or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings or Donohue, as applicable, that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries or Donohue and its Subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Lien permitted by clauses (a), (b), (c), (d), (e), (g), (h), (i), (j), (n), (r), (s), (t), (v), (w) and (y) of Section 6.2.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Abitibi Entities ending on December 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles set forth in the opinions and pronouncements of the Canadian Institute of Chartered Accountants in effect as of the date of determination thereof, provided, that, if Borrower so elects upon notice to the Administrative Agent, then for periods following the date of such election, “GAAP” shall means generally accepting accounting principles in the United States (“US GAAP”) in effect as of the date of determination thereof; provided further, that any such election, once made shall be irrevocable. If Borrower elects to use US GAAP, each provision of Section 5.1 that requires an analysis including comparative figures to be provided in respect of a previous period shall be deemed to require comparative figures to be provided in respect of the previous two such periods, with such figures being reconciled in accordance with US GAAP.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency, authority, tribunal or instrumentality or political subdivision thereof or any other entity, officer or examiner exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, a province of Canada, Canada, England and Wales, or a foreign entity or government.

“Governmental Authorization” means any permit, license, approval, authorization, plan, directive, consent order or consent decree or other like instrument of or from or required by any Governmental Authority.

“Grantor” as defined in each of the US Security Agreements, the Canadian Security Agreement, the Quebec Security Agreements, the UK Security Agreement and the Netherlands Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Holdings, Donohue, each Subsidiary of Holdings (including Produits Forestiers Saguenay Inc. but excluding Borrower) and each Subsidiary of Donohue, in each case other than Abitibi SPV, Star Lake, Augusta Newsprint, Abitibi Consolidated Europe, Donohue Malbaie Inc., Compagnie de Flottage du St-Maurice Ltee, Produits Forestiers La Tuque Inc., Manicouagan Power Company, Abitibi-Consolidated Hydro Inc., ACH Limited Partnership and its Subsidiaries, and the Liquidated Subsidiaries.

“Guarantor Subsidiary/Affiliate” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material, substance or waste, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard or cause an adverse effect to the health and safety of the owners, occupants or any Persons or property in the vicinity of any Facility or to the indoor or outdoor environment, including asbestos, petroleum (or any breakdown constituents), dioxin, pentachlorophenol and polychlorinated biphenyls.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement, a Commodity Agreement or a Currency Agreement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, the audited financial statements of Holdings and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated.

“Holdings” as defined in the preamble hereto.

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, provided that the amount of any such Indebtedness that is nonrecourse to the credit of that Person shall be determined to be the lesser of (A) the amount of such Indebtedness and (B) the value of the property or assets subject to such Lien; (vi) the undrawn amount of any letter of credit or banker’s acceptance issued or accepted, as the case may be, for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or otherwise; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Hedge Agreement, in each case, whether entered into for hedging or speculative purposes.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), fines, penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to address, control, manage, remove, remediate, clean up or abate any Hazardous Materials Activity), Taxes, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state, provincial or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents (or any related fee letter) or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or any related fee letter); (ii) the engagement letter delivered by any Agent or any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, occupation or use, or practice of any Abitibi Entity.

“Indemnitee” as defined in Section 10.3.

“Insolvency Laws” means any of the BIA, the CCAA, the WURA, the UK Insolvency Act and the Bankruptcy Code, each as now and hereafter in effect, any successors to such statutes, and any other applicable insolvency or other similar law of any jurisdiction including any law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Intellectual Property” has the meaning assigned to that term in the US Security Agreements.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intellectual Property Security Agreements” means the patent security agreement, the copyright security agreement and the trademark security agreement referred to in the US Security Agreements.

“Intercompany Note” means (i) a promissory note substantially in the form of Exhibit K evidencing Indebtedness owed among Credit Parties and their Subsidiaries or (ii) any other promissory note evidencing such Indebtedness in form and substance reasonably satisfactory to the Administrative Agent.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of April 1, 2008, among the Credit Parties, the Collateral Agent and Wells Fargo Bank National Association, in its capacity as the collateral trustee under the Senior Secured Note Documents, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months, as selected by Borrower in the Funding Notice or applicable Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Term Loans shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with the Abitibi Entities’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Abitibi Entity of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary/Affiliate); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings or Donohue from any Person (other than Holdings or any Guarantor Subsidiary/Affiliate), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any Abitibi Entity to any other Person (other than Holdings or any Guarantor Subsidiary/Affiliate), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, including any Hedge Agreement, whether entered into for hedging or speculative purposes. The amount of any Investment of the type described in clauses (i), (ii) and (iii) above shall be the original cost of such Investment plus the cost of all additions thereto minus the amount of all payments (other than payments of interest and dividend payments) received in respect thereof, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J attached hereto with such amendments or modifications as may be approved by Collateral Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, hypothec, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidated Subsidiaries” means each of 9150-3383 Quebec Inc., 4042140 Canada Inc. (Sub 1) and Bridgewater Paper Leasing Limited.

“Loan” means a Term Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, operations, properties, assets or condition (financial or otherwise) of the Abitibi Entities taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract or other arrangement to which any Abitibi Entity is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier of (i) March 30, 2009, and (ii) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Maximum Amount” means an amount equal to the Commitment of all Lenders as of the Closing Date, minus the aggregate amount of any prepayments of the Term Loans made pursuant to Section 2.13 and Section 2.14.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Abitibi Entities in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise (including by way of milestone payment), but only as and when so received) received by any Abitibi Entity from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by any Abitibi Entity in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Eligible Accounts” means, at any time, an amount equal to the sum of, without duplication: (a) (i) the book value of trade accounts receivable of the Credit Parties (other than accounts receivable subject to the ACSC Securitization), as reflected on the combined consolidated balance sheet of the Abitibi Entities as of the last day of the most recently ended month, plus (ii) the residual value of accounts receivable of the Credit Parties subject to the ACSC Securitization that is due and payable in cash, which shall consist of (A) the book value of the deferred purchase price note owing from Abitibi SPV to ACSC and (B) the book value of ACSC’s shareholder’s equity in Abitibi SPV, in each case as reflected on the balance sheet of ACSC as of the last day of the most recently ended month, plus (iii) the book value of non-trade accounts receivable (including any Tax refunds) of the Credit Parties that are due and payable in cash, as reflected on the combined consolidated balance sheet of the Abitibi Entities as of the last day of the most recently ended month, in each case provided that such accounts receivable are subject to valid and enforceable First Priority Liens in favor of the Secured Parties, minus (b) (i) any reserves or allowances for doubtful accounts receivable identified by the Credit Parties, as reflected on the combined consolidated balance sheet of the Abitibi Entities as of the last day of the most recently ended month, (ii) any accounts receivable owing to any of the Credit Parties from any Affiliate thereof, (iii) any accounts receivable owing to any of the Credit Parties from any Governmental Authority (other than Tax refunds included in clause (a)(iii) of this definition), and (iv) any accounts receivable subject to an offset by the account debtor (to the extent of such offset).

“Net Eligible Inventory” means, at any time, an amount equal to the sum of, without duplication: (i) the book value of inventory of the Credit Parties subject to valid and enforceable First Priority Liens in favor of the Secured Parties, as reflected on the combined consolidated balance sheet of the Abitibi Entities as of the last day of the most recently ended month, less (ii) any reserves relating to such inventory identified by the Credit Parties, as reflected on the combined consolidated balance sheet of the Abitibi Entities as of the last day of the most recently ended month, less (iii) the book value of any inventory that is obsolete or otherwise non-saleable, less (iv) the book value of any in-transit inventory, less (v) beginning with the month ended April 30, 2008, a three months’ rent reserve for each warehouse having in excess of $1,000,000 of inventory at such time for which the Collateral Agent has not received an executed Landlord Personal Property Collateral Access Agreement, provided that no such reserves shall be included in such calculation if more than 75% of all inventory located at warehouses at such time is located at warehouses for which the Collateral Agent has received an executed Landlord Personal Property Collateral Access Agreement.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by any Abitibi Entity (a) under any casualty, business interruption, or “key man” insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of any Abitibi Entity by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by any Abitibi Entity in connection with the adjustment or settlement of any claims of such Abitibi Entity in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Hedge Agreements or other Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming the Hedge Agreement or such other Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Hedge Agreement or such other Indebtedness as of the date of determination (assuming such Hedge Agreement or such other Indebtedness were to be terminated as of that date).

“Netherlands Security Agreement” means the Security Agreement to be executed by each Credit Party that has any right, title or interest in any Collateral which is located in the Netherlands or in respect of which the validity, perfection, effect of perfection or non-perfection or priority of a security interest in such Collateral is governed by the laws of any jurisdiction in the Netherlands, substantially in the form of Exhibit I-5, as same may be amended, restated, supplemented or otherwise modified from time to time.

“Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Note” means a Term Note.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Organizational Documents” means (i) with respect to any corporation or company, its certificate, articles or memorandum of incorporation, organization, association or amalgamation, its letters patent or other constating documents, in each case, as amended, and its by-laws, if any, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating or incorporation agreement, as amended, and (v) in addition to the foregoing, with respect to Augusta Newsprint, the call agreement entered into among its partners and their affiliates. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Parent” means AbitibiBowater Inc., a Delaware corporation.

“PATRIOT Act” as defined in Section 3.1(v).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PCTFA” as defined in Section 3.1(v).

“Pension Plan” means, in respect of any Credit Party other than a Canadian Credit Party, any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA and is subject to Title IV of ERISA, and in respect of any Canadian Credit Party, each pension, supplementary pension, retirement savings or other retirement income plan or arrangement of any kind, registered or non-registered, established, maintained or contributed to by such Canadian Credit Party in respect of its employees or former employees, but does not include the Canada Pension Plan or the Québec Pension Plan that is maintained by the Government of Canada or the Province of Québec, respectively.

“Permitted Joint Venture Dispositions” means:

(a) the sale of Equity Interests and/or assets of Bridgewater Paper Company Limited to a Person that is not an Affiliate of the Abitibi Entities in exchange for fair market value in connection with a Joint Venture, so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of such sale or shall be caused thereby, (ii) no prepayment of the Term Loans shall be required under Section 2.14(d) on a pro forma basis after giving effect to such sale as of the last day of the month most recently ended (unless such prepayment is made concurrent therewith), (iii) following the consummation of such sale, Bridgewater Paper Company Limited shall continue to (and, in the case of any such sale of assets, the Person purchasing such assets shall) be a Subsidiary of Holdings or Donohue, be a Guarantor under this Agreement, and be a Grantor of Liens on Collateral under the Collateral Documents, and (iv) the Net Asset Sale Proceeds therefrom are applied in accordance with Section 2.15(a); and

(b) the transfer of Borrower’s Rivière-aux-Rats sawmill and the timber rights held by Produits Forestiers La Tuque Inc. to Produits Forestiers Mauricie L.P., and the concurrent issuance, directly or indirectly, of any limited or general partnership interest in such limited partnership, or in any general partner of such limited partnership, in exchange therefor, which issuance shall constitute fair market value therefor, or any other transaction having substantially the effect of the foregoing, so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of such transfer and issuance or other transaction or shall be caused thereby, (ii) no prepayment of the Term Loans shall be required under Section 2.14(d) on a pro forma basis after giving effect to such sale as of the last day of the month most recently ended (unless such prepayment is made concurrent therewith), and (iii) the Net Asset Sale Proceeds therefrom are applied in accordance with Section 2.15(a).

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, unlimited liability companies, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.1(o).

“PPSA” means the Personal Property Security Act (Ontario), provided, however, if the validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority of Collateral Agent’s security interest in any Collateral are governed by the personal property security laws or laws relating to movable property of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws or laws relating to movable property in such other jurisdiction for the purpose of the provisions hereof relating to such validity, attachment, perfection (or opposability), effect of perfection or of non-perfection or priority and for the definitions related to such provisions.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as Administrative Agent may from time to time designate in writing to Borrower and each Lender.

“Projections” as defined in Section 4.8.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender by (b) the aggregate Term Loan Exposure of all Lenders.

“Québec Security Agreements” means collectively the deed of hypothec and related debenture and pledge of debenture agreement to be executed by each Credit Party that has its registered office or chief executive office situated in the Province of Québec or has any right, title or interest in any Collateral which is located in the Province of Québec or in respect of which the validity, perfection, effect of perfection or non-perfection or priority of a security interest in such Collateral is governed by the laws of the Province of Québec, substantially in the form of Exhibit I-4, as same may be amended, restated, supplemented or otherwise modified from time to time.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Related Agreements” means, collectively the Senior Secured Note Documents, the Senior Unsecured Exchange Note Documents and the Convertible Note Documents.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Transactions” means the transactions contemplated to be consummated on or prior to the Closing Date by the Related Agreements.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material) or the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Required Prepayment Date” as defined in Section 2.15(b).

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure representing more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or, after the Donohue Sale, Donohue now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or, after the Donohue Sale, Donohue now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings, Donohue or Borrower (or any direct or indirect parent thereof) now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, the Senior Notes, any subordinated Indebtedness permitted under Section 6.1 and any Indebtedness owing to an Abitibi Entity that is not a Credit Party.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies.

“Secured Parties” has the meaning assigned to that term in each of the US Security Agreement, the Canadian Security Agreement, the Quebec Security Agreements, the UK Security Agreement and the Netherlands Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization Intercreditor Agreement” means the Intercreditor Agreement dated as of April 1, 2008, among the Credit Parties, the Collateral Agent and Citibank, N.A., London Branch, in its capacity as agent for the investor and the banks under the ACSC Securitization Documents, as they may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Notes” means Indebtedness owing under each of the following senior notes issued by Holdings and/or Borrower: (i) the Senior Secured Notes; (ii) the Senior Unsecured Exchange Notes; (iii) the 8.550% notes due 2010 issued by Holdings, (iv) the 7.750% notes due 2011 issued by Holdings, (v) the floating rate notes due 2011 issued by Borrower, (vi) the 6.0% notes due 2013 issued by Borrower, (vii) the 8.375% notes due 2015 issued by Borrower, (viii) the 7.40% debentures due 2018 issued by Holdings, (ix) the 7.50% debentures due 2028 issued by Holdings, (x) the 8.50% debentures due 2029 issued by Holdings and (xi) the 8.850% notes due 2030 issued by Holdings.

“Senior Note Documents” means, collectively, (i) the Senior Secured Note Documents, (ii) the Senior Unsecured Exchange Note Documents, (iii) the Senior Notes; (iv) the Indenture, dated as of April 6, 1998, between Holdings and Montreal Trust Company, as trustee, as modified by (a) the First Supplemental Indenture, dated as of September 1, 2001, between Holdings, 3834328 Canada Inc. (“3834328”) and Holdings as partners of Abitibi-Consolidated General Partnership (“ACGP”) and Computershare Trust Company of Canada, successor to Montreal Trust Company, as trustee; (b) the Second Supplemental Indenture, dated as of October 1, 2001, between Holdings, Holdings and 3834328 in their capacities as partners of ACGP, Donohue Forest Products Inc., a Quebec corporation (“DFP”), and Computershare Trust Company of Canada; and (c) the Third Supplemental Indenture, dated as of December 1, 2001, between Holdings, Borrower, ACGP and Computershare Trust Company of Canada; (v) the Indenture, dated as of July 26, 1999, between Holdings, Abitibi-Consolidated Finance L.P. (“Finance LP”) and The Bank of Nova Scotia Trust Company of New York, as trustee as modified by (a) the First Supplemental Indenture, dated as of September 1, 2001, between Holdings, Finance LP, Holdings and 3834328 as partners of ACGP and The Bank of Nova Scotia Trust Company of New York; (b) the Second Supplemental Indenture, dated as of October 1, 2001, between Holdings, Finance LP, Holdings and 3834328 in their capacities as partners of ACGP, DFP and The Bank of Nova Scotia Trust Company of New York; (c) the Third Supplemental Indenture, dated as of December 1, 2001, between Holdings, Finance LP, Borrower, ACGP and The Bank of Nova Scotia Trust Company of New York; and (d) the Fourth Supplemental Indenture, dated as of November 21, 2005, between Holdings, Finance LP, Borrower and The Bank of Nova Scotia Trust Company of New York; (vi) the Indenture, dated as of December 11, 2001, between Holdings, Borrower and The Bank of Nova Scotia Trust Company of New York, as trustee; and (vii) the Indenture, dated as of June 15, 2004, between Holdings, Borrower and The Bank of Nova Scotia Trust Company of New York, as trustee.

“Senior Secured Notes” means the 13.75% Senior Secured Notes Due 2011 of Borrower in the initial aggregate principal amount of up to $413,000,000 and issued pursuant to the Senior Secured Note Indenture, and any registered notes issued by Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes, in each case as such notes may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Senior Secured Note Collateral Account” means the “Collateral Proceeds Account” as defined in the Senior Secured Note Indenture.

“Senior Secured Note Collateral Trustee” means the “Collateral Trustee” as defined in the Senior Secured Note Indenture.

“Senior Secured Note Documents” means the Senior Secured Note Indenture, the Senior Secured Notes and each other document executed in connection with such notes, as each such document may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Senior Secured Note Indenture” means that certain Indenture, dated April 1, 2008, among Borrower, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee, pursuant to which the Senior Secured Notes are issued.

“Senior Unsecured Exchange Notes” means the 15.5% Senior Unsecured Exchange Notes Due 2010 of Borrower in the initial aggregate principal amount up to $290,000,000 and issued pursuant to the Senior Unsecured Exchange Note Indenture, and any registered notes issued by Borrower in exchange for, and as contemplated by, such notes with substantially identical terms as such notes, in each case as such notes may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Senior Unsecured Exchange Note Documents” means the Senior Unsecured Exchange Note Indenture, the Senior Unsecured Exchange Notes and each other document executed in connection with such notes, as each such document may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Senior Unsecured Exchange Note Indenture” means that certain indenture, dated April 1, 2008, among Borrower, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which the Senior Unsecured Exchange Notes are issued.

“Snowflake Disposition” means the sale by ACSC to Catalyst Paper Corporation of (a) all of the capital stock of The Apache Railway Company and (b) certain assets related to the production of newsprint pursuant to the Asset and Stock Purchase Agreement dated as of February 10, 2008 (without giving effect to any amendments or other modifications thereof) between such parties, in each case (i) the proceeds of which may be distributed by ACSC to Donohue and by Donohue to Designated Donohue Parent as a loan, dividend or redemption of Equity Interests and simultaneously used by Designated Donohue Parent to purchase from Borrower preferred Equity Interests of Donohue or to pay principal or interest on any promissory note owing by the Designated Donohue Parent to Borrower, and (ii) so long as (A) no prepayment of the Term Loans shall be required under Section 2.14(d) on a pro forma basis after giving effect to such sale as of the last day of the month most recently ended (unless such prepayment is made concurrent therewith), and (B) the Net Asset Sale Proceeds therefrom are applied by Borrower, following receipt from Designated Donohue Parent, in accordance with Section 2.15(a).

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Parent, Holdings or Donohue, as applicable, substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Person, that as of the date of determination is subject to the Insolvency Laws of (a) any jurisdiction other than Canada or any political subdivision thereof, both (i) (1) the sum of such Person’s debt (including contingent liabilities) does not exceed the fair value of such Person’s present assets; (2) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (3) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the applicable Insolvency Laws and applicable laws relating to fraudulent transfers and conveyances, and (b) Canada or any political subdivision thereof, (i) the property of such Person is sufficient, if disposed of at a fairly conducted sale under legal process, to enable payment of all its obligations, due and accruing due, (ii) the property of such Person is, at a fair valuation, greater than the total amount of liabilities, including contingent liabilities, of such Person; and (iii) such Person has not ceased paying its current obligations in the ordinary course of business as they generally become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5 or any other analogous criteria in any jurisdiction).

“Star Lake” means Star Lake Hydro Partnership, a Newfoundland general partnership.

“Star Lake Indebtedness” means Indebtedness incurred under the Credit Agreement dated April 25, 1997 between Star Lake, the lenders party thereto and The Mutual Life Assurance Company of Canada, as agent for such lenders, as same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, including any interest, additions to tax or penalties thereto, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Loan” means a term loan made by the Lenders to Borrower pursuant to Section 2.1(a).

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $400,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans, the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Note” means a promissory note in the form of Exhibit B, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Terminated Lender” as defined in Section 2.23.

“Transaction Costs” means the fees, costs and expenses payable by the Abitibi Entities on or before the Closing Date in connection with the Transactions.

“Transactions” means, collectively, the transactions contemplated by this Agreement, the repayment of the Existing Refinanced Indebtedness and the Related Transactions.

“Type of Loan” means a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the personal property security laws as from time to time in effect in any applicable jurisdiction which govern the validity, perfection (or opposability), effect of perfection or of non-perfection or priority of Collateral Agent’s security interest in any Collateral.

“Unadjusted Eurodollar Rate Component” means that component of the interest costs to Borrower in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

“UK Credit Party” means each Credit Party that (i) is organized under the laws of England and Wales, (ii) carries on business in England and Wales, or (iii) has any title or interest in or to any property in England and Wales.

“UK Insolvency Act” means the Insolvency Act of 1986 of England and Wales, as amended by the Enterprise Act of 2002 of England and Wales.

“UK Security Agreement” means the Debenture to be executed by each Credit Party that is incorporated in any jurisdiction in the United Kingdom or has any right, title or interest in any Collateral which is located in any jurisdiction in the United Kingdom or in respect of which the validity, perfection, effect of perfection or non-perfection, or priority of a security interest in such Collateral is governed by the laws of any jurisdiction in the United Kingdom, substantially in the form of Exhibit I-3, as it may be amended, restated, supplemented or otherwise modified from time to time.

“US Security Agreements” means (i) the Pledge and Security Agreement to be executed by each Credit Party that is a Subsidiary of Borrower (other than Donohue and its Subsidiaries) and has any right, title or interest in any Collateral which is located in the United States or in respect of which the validity, perfection, effect of perfection or non-perfection, or priority of a security interest in such Collateral is governed by the laws of any jurisdiction in the United States, and (ii) the Pledge and Security Agreement to be executed by Donohue and each Subsidiary of Donohue that is a Credit Party and has any right, title or interest in any Collateral which is located in the United States or in respect of which the validity, perfection, effect of perfection or non-perfection, or priority of a security interest in such Collateral is governed by the laws of any jurisdiction in the United States, in each case substantially in the form of Exhibit I-1, as same may be amended, restated, supplemented or otherwise modified from time to time.

“Waivable Mandatory Prepayment” as defined in Section 2.15(b).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(ii) the then outstanding principal amount of such Indebtedness.

“WURA” means the Winding-Up and Restructuring Act (Canada).

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, Etc. (a) Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation.

(b) For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”; (xii) “joint and several” shall be deemed to include “solidary”; (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (xiv) “beneficial ownership” shall be deemed to include “ownership”; (xv) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”; (xvi) “easement” shall be deemed to include “servitude”; (xvii) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (xviii) “survey” shall be deemed to include “certificate of location and plan”; (xix) “state” shall be deemed to include “province”; (xx) “fee simple title” shall be deemed to include “ownership” (including ownership under a right of superficies); (xi) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable; (xii) “leasehold interest” shall be deemed to include “a valid lease”; and (xiii) “lease” shall be deemed to include a “leasing contract”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés, en la langue anglaise seulement.

1.4. Currency Matters. All Obligations of each Credit Party under the Credit Documents shall be payable in the Dollars, and all calculations, comparisons, measurements or determinations under the Credit Documents shall be made in Dollars. For the purpose of such calculations, comparisons, measurements or determinations, amounts denominated in other currencies shall be converted into the Equivalent Amount of Dollars on the date of calculation, comparison, measurement or determination. Throughout the Credit Documents, all references to amounts in Dollars include the Equivalent Amount of Canadian Dollars.

SECTION 2. LOANS

2.1. Term Loan.

(a) Term Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Term Loan to Borrower in an amount equal to such Lender’s Term Loan Commitment. The Borrower may make only one borrowing hereunder, which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan Commitment on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than three Business Days prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at the Principal Office designated by Administrative Agent or to such other account as may be designated in writing to Administrative Agent by Borrower.

2.2. [Reserved].

2.3. [Reserved].

2.4. [Reserved].

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Term Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Term Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be applied by Borrower to (i) refinance and cash collateralize Existing Refinanced Indebtedness, and (ii) pay fees, commissions and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement. No portion of the proceeds of the Term Loans shall be used in any manner that causes or might cause such Term Loans or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7. Evidence of Debt; Register; Lenders’ Books and Records; Term Loan Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any applicable Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and Term Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s Obligations in respect of any Term Loan. Borrower hereby designates GSCP to serve as Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent GSCP serves in such capacity, GSCP and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Term Loan Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Term Loan Note or Term Loan Notes to evidence such Lender’s Term Loan.

2.8. Interest on Loans.

(a) Except as otherwise set forth herein, the Term Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) in the case of a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to the Term Loans and the Interest Period with respect to any Eurodollar Rate Loan shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the earlier of (i) the date on which Syndication Agent notifies Borrower that the primary syndication of the Term Loans has been completed, as determined by Syndication Agent, and (ii) 90 days following the Closing Date, the Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans. If on any day a Term Loan is outstanding with respect to which a Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Loan shall be a Base Rate Loan.

(c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, such Term Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Term Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or the last Interest Payment Date or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(e) Except as otherwise set forth herein, interest on the Term Loans (i) shall accrue on a daily basis on and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date, (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid, and (iii) shall accrue on a daily basis and shall be payable in arrears on the Maturity Date; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.9. Conversion/Continuation.

(a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.18 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under applicable Insolvency Laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the Term Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees.

(a) Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Loan, a closing fee in an amount equal to 4.00% of the stated principal amount of such Lender’s Loan, payable to such Lender from the proceeds of its Loan as and when funded on the Closing Date. Such closing fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.

(b) In addition to the foregoing fee, the Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

2.12. Scheduled Payments. The principal amount of the Term Loans shall be payable in full on the Maturity Date.

2.13. Voluntary Prepayments.

(i) Any time and from time to time:

(1)with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount; and

(2) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.18(c)) in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount;

in each case, without premium or penalty.

(ii) All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for the Term Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).

2.14. Mandatory Prepayments.

(a) Asset Sales. No later than the third Business Day following the date of receipt by any Abitibi Entity of any Net Asset Sale Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(a) in an aggregate amount equal to (i) in the case of any Asset Sale of Collateral, 100% of such Net Asset Sale Proceeds, (ii) in the case of any Asset Sale of property or assets of the Abitibi Entities that do not secure the Obligations or the Senior Secured Notes, 50% of such Net Asset Sale Proceeds, provided, so long as no Default or Event of Default shall have occurred and be continuing on the date of such Asset Sale or caused thereby, Borrower shall have the option, directly or through one or more Guarantor Subsidiary/Affiliates, to invest such Net Asset Sale Proceeds, prior to the earlier of (A) the Maturity Date and (B) the date that is 180 days following receipt thereof, in Collateral or long-term productive assets of the general type used in the business of the Abitibi Entities, provided, that (x) no Event of Default may exist on the date of the proposed investment, and (y) Borrower deliver to Administrative Agent a certificate within 10 Business Days following receipt of any such Net Asset Sale Proceeds stating that such Net Asset Sale Proceeds shall be used for investment in accordance with the terms hereof, (iii) in the case of the Snowflake Disposition, $50,000,000 of such Net Asset Sale Proceeds, or (iv) in the case of any Asset Sale of Equity Interests of Augusta Newsprint, 100% of such Net Asset Sale Proceeds; provided, that notwithstanding the foregoing, Borrower shall not be required to make any prepayment of the Loans pursuant to this Section 2.14(a) with Net Asset Sale Proceeds from (1) Asset Sales of property or assets of the Abitibi Entities that secure the Senior Secured Notes, (2) sales by Holdings, ACSC or Abitibi SPV of receivables, payment intangibles, collections thereon and related assets, in each case pursuant to the ACSC Securitization Documents, and (3) sales by Borrower of preferred Equity Interests of Donohue to the Designated Donohue Parent.

(b) Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by any Abitibi Entity, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans as set forth in Section 2.15(a) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing on the date of receipt thereof or caused thereby, Borrower shall have the option, directly or through one or more of the Guarantors to invest such Net Insurance/Condemnation Proceeds, prior to the earlier to occur of (i) the Maturity Date and (ii) the date that is 180 days following receipt thereof, in Collateral or long-term productive assets of the general type used in the business of the Abitibi Entities, which investment may include the repair, restoration or replacement of the applicable assets thereof, provided, that (x) no Event of Default may exist on the date of the proposed expenditure to repair, restore or replace, and (y) Borrower deliver to Administrative Agent a certificate within 10 Business Days following receipt of any such Net Insurance/Condemnation Proceeds stating that such Net Insurance/Condemnation Proceeds shall be used to repair, restore or replace applicable assets in accordance with the terms hereof; provided, further, that notwithstanding the foregoing, Borrower shall not be required to make any prepayment of the Loans pursuant to this Section 2.14(b) with Net Insurance/Condemnation Proceeds not in excess of $3,000,000 individually or $20,000,000 in the aggregate.

(c) Issuance of Debt. On the date of receipt by any Abitibi Entity of any Cash proceeds from the incurrence of any Indebtedness of any Abitibi Entity (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans as set forth in Section 2.15(a) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses. Payment or acceptance of such prepayment provided for in this Section 2.14(c) is not a permitted alternative to compliance with Section 6.1 and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or Lender.

(d) Asset Coverage. Borrower shall from time to time prepay the Term Loans as set forth in Section 2.15(a) to the extent necessary so that the aggregate principal amount of Term Loans outstanding under this Agreement shall not at any time exceed the lesser of (i) the Maximum Amount and (ii) the Current Asset Amount, as reflected on the most recent certificate delivered to the Administrative Agent and the Lenders pursuant to Section 5.1(d).

(e) Cash Collateral Funds. Borrower shall prepay the Loans as set forth in Section 2.15(a) in an aggregate amount equal to (i) 50% of Exchange Note Cash Collateral Proceeds that are not used within five Business Days following the Closing Date to refinance Existing Refinanced Indebtedness (with the remaining 50% of such Exchange Note Cash Collateral Proceeds being disbursed at such time by Collateral Agent to Borrower to provide for the ongoing working capital requirements of Borrower, Donohue and their respective Subsidiaries and for general corporate purposes), and (ii) 100% of the Donohue Cash Collateral Proceeds if the Donohue Sale is not consummated in compliance with Section 5.11.

2.15. Application of Prepayments.

(a) Application of Prepayments of Loans. Any prepayment of any Loan pursuant to Section 2.13 or Sections 2.14(a) through (e) shall be applied to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).

(b) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Term Loans are outstanding, in the event Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such Waivable Mandatory Prepayment, Borrower shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Borrower shall pay to Administrative Agent an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders (which prepayment shall be applied in accordance with Section 2.15(a)).

(c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Any prepayment of the Term Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).

2.16. General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of the Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.

(f) Borrower hereby authorizes Administrative Agent to charge Borrower’s accounts with Administrative Agent or any of Administrative Agent’s Affiliates in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose). Following each such charge, Administrative Agent shall use reasonable efforts to notify Borrower thereof.

(g) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.2.

2.17. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off, consolidation or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Insolvency Laws, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

2.18. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter, (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to the Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to the Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind the Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (II)(i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, reserve requirements, or similar requirements, or any change therein or in the interpretation, application or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, application or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy, reserve requirements, or similar requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-Tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20. Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America, Canada or any political subdivision in or of the United States of America, Canada or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America, Canada or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment (including any deduction, withholding or payment in respect of such increase in the sum payable), Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority.

(c) Evidence of Exemption From U.S. Backup Withholding. Each Lender that is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 or W-8BEN (or, in each case, any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-9 or W-8BEN (or, in each case, any successor form) as the case may be, properly completed and duly executed by such Lender.

(d) Indemnification. Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of Taxes arising in connection with payments made under this Agreement or any other Credit Document (including Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20), other than any Tax on the overall net income of the Administrative Agent or such Lender, paid by the

Administrative Agent or such Lender, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by such Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Survivability. The agreements and obligations of Borrower contained in this Section 2.20 shall survive the termination of this Agreement and the payment in full of all amounts due hereunder and under the Notes.

2.21. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental out-of-pocket expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. [Reserved].

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated

Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.

2.24. Interest Act (Canada). For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Credit Documents (and stated herein or therein, as applicable, to be computed on the basis of a period of time other than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by actual number of days is such other period of time.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of each Lender to make the Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party and other Person party thereto for each Lender.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each

Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) other than for each UK Credit Party and Alabama River Newsprint Company, a certificate of status, certificate of compliance or other applicable good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, amalgamation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of the Abitibi Entities shall be as set forth on Schedule 4.2.

(d) Capitalization of Holdings and Borrower. On or before the Closing Date:

(i) Borrower shall have received gross proceeds from the issuance of the Senior Secured Notes in an aggregate amount in cash not less than $413,000,000;

(ii) Borrower shall have issued the Senior Unsecured Exchange Notes in an aggregate principal amount of not less than $290,000,000; and

(iii) Parent shall have received net cash proceeds, after fees and expenses, from the issuance of the Convertible Notes in an aggregate amount in cash not less than $349,000,000, and shall have used such amount to make a capital contribution and a loan to Designated Donohue Parent, which shall have used such amount to purchase from Borrower $349,000,000 of Equity Interests of Donohue.

(e) Consummation of Related Transactions.

(i) (1) All conditions to the Related Transactions set forth in the Related Agreements shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Syndication Agent and Administrative Agent, and (2) shall have become effective in accordance with the terms of the Related Agreements.

(ii) Syndication Agent and Administrative Agent shall each have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith. Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and Syndication Agent and no provision thereof shall have been modified or waived in any respect determined by Syndication Agent or Administrative Agent to be material, in each case without the consent of Syndication Agent and Administrative Agent.

(f) Existing Refinanced Indebtedness. On the Closing Date, the Abitibi Entities shall have (i) repaid in full and cash collateralized all Existing Refinanced Indebtedness (subject to amounts held pursuant to the Exchange Note Cash Collateral Arrangement), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Syndication Agent and Administrative Agent all documents or instruments necessary to release, and satisfactory evidence of the release of, all Liens securing Existing Refinanced Indebtedness or other obligations of the Abitibi Entities thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Syndication Agent and Administrative Agent with respect to the cash collateralization of any letters of credit outstanding thereunder.

(g) Transaction Costs. On or prior to the Closing Date, Borrower shall have delivered to Administrative Agent Borrower’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).

(h) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the Transactions and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Syndication Agent and Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on any of the Transactions or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(i) Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral, each Credit Party shall have delivered to Collateral Agent:

(i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of its obligations under the US Security Agreements, the Canadian Security Agreement, the Quebec Security Agreements, the UK Security Agreement, the Netherlands Security Agreement, as applicable, and the other Collateral Documents (including its obligations to execute, deliver, file, and/or register, as applicable, UCC or PPSA financing statements or analogous filings, and to deliver originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby;

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation, attachment, validity, and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including (i) a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Credit Party and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j) Environmental Matters. Administrative Agent and Syndication Agent shall have received information in form, scope and substance satisfactory to Administrative Agent and Syndication Agent regarding environmental matters relating to the Facilities.

(k) Financial Statements; Projections. Lenders shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of the Abitibi Entities as at the Closing Date reflecting the consummation of the Transactions, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent and Syndication Agent, and (iii) the Projections.

(l) Evidence of Insurance. Collateral Agent shall have received a certificate from Borrower’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(m) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Delaware, New York, Alabama, Québec, Ontario, Newfoundland, Nova Scotia, United Kingdom and Netherlands counsel for Credit Parties, in the form of Exhibit D and as to such other matters as Administrative Agent or Syndication Agent may reasonably request (including no conflicts with material Indebtedness), dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(n) Fees. Borrower shall have paid to Agents the fees payable on the Closing Date referred to in Section 2.11(a) and (b).

(o) Solvency Certificates. On the Closing Date, Syndication Agent and Administrative Agent shall have received (a) a Solvency Certificate from Borrower dated the Closing Date, in form, scope and substance satisfactory to Syndication Agent and Administrative Agent, and demonstrating that, after giving effect to the consummation of the Transactions and any rights of contribution, the Credit Parties, taken as a whole, are and will be Solvent; (b) a Solvency Certificate from Holdings dated the Closing Date and addressed to Syndication Agent, Administrative Agent and Lenders, in form, scope and substance satisfactory to Syndication

Agent and Administrative Agent, and demonstrating that, after giving effect to the consummation of the Transactions and any rights of contribution, Holdings and its Subsidiaries, taken as a whole, are and will be Solvent; and (c) a Solvency Certificate from Borrower dated the Closing Date, in form, scope and substance satisfactory to Syndication Agent and Administrative Agent, and demonstrating that, after giving effect to the consummation of the Transactions and any rights of contribution, the Borrower is and will be Solvent.

(p) Closing Date Certificate. Holdings and Borrower shall have delivered to Syndication Agent and Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(q) Credit Rating. The Borrower shall have been assigned a corporate family rating from Moody’s and a corporate credit rating from S&P.

(r) Closing Date. Lenders shall have made the Term Loans to Borrower on or before April 1, 2008.

(s) No Litigation. There shall not exist any action, suit, investigation, litigation, proceeding, hearing or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Syndication Agent, singly or in the aggregate, materially impairs the Transactions or that could reasonably be expected to have a Material Adverse Effect.

(t) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Syndication Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and Syndication Agent and such counsel, and Administrative Agent, Syndication Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Syndication Agent may reasonably request.

(u) Letter of Direction. Administrative Agent shall have received a duly executed letter of direction from Borrower addressed to Administrative Agent, on behalf of itself and Lenders, directing the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(v) PATRIOT Act. At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCTFA”).

(w) Funding Notice. Administrative Agent shall have received a fully executed and delivered Funding Notice.

(x) Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date, except to the extent such representations and warranties are otherwise subject to materiality qualifiers, in which case such representations and warranties shall be true and correct in all respects on and as of the Closing Date.

(y) No Event of Default. No event shall have occurred and be continuing or result from the borrowings hereunder that would constitute an Event of Default or a Default.

(z) [Reserved].

(aa) Intercreditor Agreement and Securitization Intercreditor Agreement. The Intercreditor Agreement and the Securitization Intercreditor Agreement shall be in full force and effect after giving effect to the Transactions, and all documents required in connection therewith shall have been executed and delivered as required by the Intercreditor Agreement and the Securitization Intercreditor Agreement.

(bb) Asset Coverage Certificate. Holdings and Borrower shall have delivered to Syndication Agent, Administrative Agent and Collateral Agent an originally executed Current Asset Amount Certificate detailing the calculation of the Current Asset Amount as of February 29, 2008 and demonstrating that the Current Asset Amount as of such date exceeds the Maximum Amount on the Closing Date.

(cc) Donohue Sale. Holdings and Borrower shall have delivered to Syndication Agent, Administrative Agent and Collateral Agent, in form and substance satisfactory thereto, drafts of all principal agreements evidencing and effecting the Donohue Sale dated as of a date no more than three Business Days prior to the Closing Date.

(dd) Bowater Credit Facility Amendments. Syndication Agent and Administrative Agent shall have received (i) an executed amendment to the Credit Agreement dated as of May 31, 2006, as amended, among Bowater Incorporated, certain subsidiaries of Bowater Incorporated party thereto, Parent, the lenders party thereto and Wachovia Bank, National Association, as administrative agent, and (ii) an executed amendment to the Credit Agreement dated as of May 31, 2006, as amended, among Bowater Canadian Forest Products Inc., as borrower, Bowater Incorporated as guarantor, the lenders party thereto and The Bank of Nova Scotia, as administrative agent, in each case in form and substance satisfactory to the Syndication Agent and Administrative Agent, and there shall exist no “Event of Default” under either such agreement as defined therein.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative

Agent on or before the applicable date of continuation/conversion. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement and to make the Term Loans on the Closing Date, each Credit Party represents and warrants to each Lender, on and as of the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on and as of the Closing Date are deemed to be made concurrently with the consummation of the Transactions):

4.1. Organization; Requisite Power and Authority; Qualification. Each Abitibi Entity (a) is duly organized, validly existing and (other than each UK Credit Party) in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and (other than each UK Credit Party) in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.

4.2. Equity Interests and Ownership. The Equity Interests of each Abitibi Entity has been duly authorized and validly issued, and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Abitibi Entity is a party requiring, and there are no Equity Interests of any Abitibi Entity outstanding which upon conversion or exchange would require the issuance by any Abitibi Entity of any additional Equity Interests of any Abitibi Entity or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase Equity Interests of any Abitibi Entity. Schedule 4.2 correctly sets forth the ownership interest of each Abitibi Entity in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Related Transactions.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any material provision of any law or any governmental rule or regulation applicable to any Abitibi Entity, (ii) any of the Organizational Documents of any Abitibi Entity, or (iii) any material order, judgment or decree of any court or other agency of government binding on any Abitibi Entity; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of any Abitibi Entity; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Abitibi Entity (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (d) require any approval or consent of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Abitibi Entity, except for such approvals or consents which will be obtained on or before the Closing Date and set forth in Schedule 4.4.

4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date. No Credit Party’s accounts are subject to any of the requirements or proceedings applicable to assignments of accounts under the Financial Administration Act (Canada) or any other similar law.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a combined consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a combined consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, no Abitibi Entity has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Abitibi Entities taken as a whole.

4.8. Projections. On and as of the Closing Date, the projections of the Abitibi Entities for the period of Fiscal Year 2008 through and including Fiscal Year 2009 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings, the Borrower and Donohue; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings, the Borrower and Donohue believed that the Projections were reasonable and attainable.

4.9. No Material Adverse Change. Since December 31, 2007, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.10. No Restricted Junior Payments. Since December 31, 2007, no Abitibi Entity has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.4.

4.11. Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect and, to the knowledge of any Abitibi Entity, there are no facts or circumstances that could reasonably be expected to give rise to any such Adverse Proceedings. No Abitibi Entity (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Tax Matters. Except as otherwise permitted under Section 5.3, all federal and other material Tax returns and reports of the Abitibi Entities required to be filed by any of them have been timely filed, and all federal and other material Taxes shown on such Tax returns and reports to be due and payable and all assessments, fees and other governmental charges upon the Abitibi Entities and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings and Donohue know of no proposed material Tax assessment against any Abitibi Entity which is not being actively contested by such Abitibi Entity in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Borrower is classified as a foreign corporation for United States federal income tax purposes. Borrower is not engaged in a trade or business in the United States and does not have gross income treated as effectively connected with the conduct of a trade or business in the United States.

4.13. Properties.

(a) Title. Each Abitibi Entity has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in real or intellectual property) and (iv) good title to (in the case of all other personal property) all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets (including locations of all newsprint, paper and pulp plants, saw mills, hydro assets and timberlands, and all locations of Collateral), and (ii) all leases, subleases, licenses or assignments of leases, subleases, or licenses (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord (licensor) or tenant (licensee) (whether directly or as an assignee or successor in interest) under such lease, sublease, license or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect, and Holdings, Borrower and Donohue do not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(c) Liens. All Liens purported to be created in any Collateral pursuant to any Collateral Document in favor of Collateral Agent are First Priority Liens, and the Collateral subject thereto is subject to no other Lien other than Liens permitted pursuant to clauses (a), (b), (c), (d), (e), (g), (h), (i), (j), (n), (r), (s), (t), (v), (w) and (y) of Section 6.2.

4.14. Environmental Matters.

(a) No Abitibi Entity nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Abitibi Entity has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604 et seq.) or any comparable state law with respect to any environmental condition that could reasonably be expected to have a Material Adverse Effect. There are and, to each Abitibi Entity’s knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Abitibi Entity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each Abitibi Entity is in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with any Governmental Authorizations required under all applicable Environmental Laws necessary to operate its business, except for any non-compliance that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Abitibi Entity has been issued or been required to obtain a Governmental Authorization for the treatment, storage or disposal of hazardous waste for any of its Facilities pursuant to the federal Resource Conservation and Recovery Act (42 U.S.C. § 6901 et. seq.) (“RCRA”), or any comparable Environmental Law, nor are any such Facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any comparable state law. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to any Abitibi Entity relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials Activity or

which is reasonably likely to give rise to any liability or responsibility pursuant to any Environmental Law, in either case which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

(b) Each Credit Party hereby acknowledges and agrees that no Agent, Lender or other Secured Party: (i) is now, or has ever (A) owned, occupied or been in charge, management or control of any Facility, or (B) been in charge, management or control of any Credit Party’s affairs or operations, or (ii) has or has ever had the capacity or the authority through the provisions of the Credit Documents or otherwise to direct or influence any (A) Credit Party’s conduct with respect to the ownership, operation or management of any Facility, (B) undertaking, work or task performed by any employee, agent or contractor of any Credit Party or the manner in which such undertaking, work or task may be carried out or performed, or (C) compliance with Environmental Laws or Environmental Permits.

4.15. No Defaults. No Abitibi Entity is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default on the part of an Abitibi Entity, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

4.17. Governmental Regulation. No Abitibi Entity is subject to any law or government regulation or control, including under the Federal Power Act or the Investment Company Act of 1940, which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Abitibi Entity is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Margin Stock. The Credit Parties are not engaged, and will not engage, principally or as one of their important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of the Term Loans made to Borrower will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors. Not more than 25% of the value of the assets (either of the Borrower only or of the Abitibi Entities on a consolidated basis) are Margin Stock.

4.19. Employee Matters. No Abitibi Entity is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint or other labor proceeding (including certification) or complaint pending against any Abitibi Entity, or to the best knowledge of Holdings and Donohue, threatened against any of them before the National Labor Relations Board or a labor board of any other jurisdiction, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any Abitibi Entity or, to the best knowledge of Holdings and Donohue, threatened against any of them and there is no Abitibi Entity in violation of any collective agreement, in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no strike or work stoppage in existence or threatened involving any Abitibi Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Holdings and Donohue, no union representation question existing with respect to the employees of any Abitibi Entity and, to the best knowledge of Holdings and Donohue, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect. All material payments due from any Canadian Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Canadian Credit Party and such Canadian Credit Party has withheld and remitted all employee withholdings to be withheld or remitted by it and has made all employer contributions to be made by it, in each case, pursuant to applicable law on account of the Canada Pension Plan and Québec Pension Plan maintained by the Government of Canada and the Province of Québec, respectively, employment insurance, employee income taxes, and any other required payroll deduction.

4.20. Employee Benefit Plans.

(a) Except as set forth on Schedule 4.20: (i) each Abitibi Entity and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except where the failure to so comply or perform could not reasonably be expected to have a Material Adverse Effect; (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status; (iii) no material liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Abitibi Entity; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws or as required under any collective bargaining agreement, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Abitibi Entity or any of their respective ERISA Affiliates; (vi) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Abitibi Entity or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan; (vii) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Abitibi Entities and their respective

ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero; and (viii) each Abitibi Entity and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

(b) In respect of each Canadian Credit Party, the Pension Plans are duly registered under all applicable laws which require registration (including the Income Tax Act (Canada)) and no event has occurred which is reasonably likely to cause the loss of such registered status. All material obligations of each Canadian Credit Party (including fiduciary, contribution, funding, investment and administration obligations) required to be performed in connection with the Employee Benefit Plans, the Pension Plans and any funding agreements therefor under the terms thereof and applicable statutory and regulatory requirements, have been performed in a timely fashion in accordance with the terms thereof. All employer and employee payments, contributions, and premiums required to be remitted or paid to or in respect of the Pension Plans and the Employee Benefit Plans have been paid or remitted in accordance with their respective terms and applicable statutory and regulatory requirements. There have been no improper withdrawals or applications of the assets of the Pension Plans or the Employee Benefit Plans. There are no material outstanding disputes concerning the assets or liabilities of the Pension Plans or the Employee Benefit Plans. There is no Pension Plan in respect of which an event has occurred that could require immediate or accelerated funding in respect of unfunded liabilities or other deficit amounts.

(c) There are no liabilities with, or arising from, any UK Credit Party participating in, providing, or contributing to, either currently or in the past, or ceasing to provide or contribute to, or in respect of, any scheme or arrangement for the provision of any pension, superannuation, retirement (including on early retirement) or death benefits (including in the form of a lump sum) (the benefits together referred to as “Pension Benefits”) or providing, or being obliged to provide, or failing to provide, any Pension Benefits, which are not fully funded, insured or provided for on a generally accepted basis either through a separate trust, insurance policy or as an accrual or provision in the accounts of the relevant UK Credit Party.

4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated by the Related Agreements, except as payable to the Agents and the Lenders or as otherwise disclosed to the Administrative Agent on or prior to the Closing Date.

4.22. Solvency. (i) Borrower is and, after giving effect to the consummation of the Transactions, will be Solvent, (ii) Holdings and its Subsidiaries, taken as a whole, are and, after giving effect to the consummation of the Transactions, will be Solvent, and (iii) the Credit Parties, taken as a whole, are and, after giving effect to the consummation of the Transactions, will be Solvent, in each case after giving effect to any rights of contribution.

4.23. Related Agreements.

(a) Delivery. Holdings, Donohue and Borrower have delivered to Syndication Agent and Administrative Agent complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the date hereof.

(b) Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Related Transactions set forth in the Related Agreements have been duly satisfied or, with the consent of Administrative Agent and Syndication Agent, waived, and (ii) the Related Transactions have been consummated in accordance with the Related Agreements and all applicable laws.

4.24. Compliance with Statutes, Etc. Each Abitibi Entity is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Facility or governing its business and the requirements of any Governmental Authorizations issued under such Environmental Laws with respect to any such Facility or the operations of any Abitibi Entity), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of any Abitibi Entity for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings, Borrower or Donohue, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings, Borrower or Donohue to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings, Borrower or Donohue (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26. PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the PATRIOT Act, (iii) Part II.1 of the Criminal Code (Canada), (iv) the PCTFA, (v)

Part II.1 of the Criminal Code (Canada), (vi) the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada), and (vii) the United Nations Al-Qaida and Taliban Regulations (Canada). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27. UK Credit Parties; Canadian Credit Parties; U.S. Credit Parties. (a) Neither the execution, delivery and performance of any of the Credit Documents, nor the incurrence of any obligations or liabilities thereunder by the UK Credit Parties constitutes or will constitute unlawful financial assistance for the purposes of Sections 151 to 158 (inclusive) of the Companies Act of 1985 of England and Wales, as amended or otherwise re-enacted from time to time. No UK Credit Party has ever participated in a UK defined benefit pension plan or been associated or connected with the employer in relation to a UK defined benefit pension plan.

(b) Except for Intellectual Property owned by Holdings, none of the Canadian Credit Parties or UK Credit Parties have assets located in the United States of America or any State thereof.

(c) None of the Credit Parties other than Canadian Credit Parties have assets located in Canada or any province thereof.

4.28. Intercompany Indebtedness. Except for Indebtedness owed by Abitibi-Consolidated Corp. to Augusta Newsprint that is existing on the Closing Date, no Credit Party has incurred Indebtedness owing to an Abitibi Entity that is not a Credit Party.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (other than contingent indemnification obligations that by their terms survive termination of this Agreement), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Holdings and Donohue will deliver to Administrative Agent and Lenders:

(a) Monthly Reports. As soon as available, and in any event within 30 days after the end of each month ending after the Closing Date (other than the last month of each Fiscal Quarter), commencing with the month in which the Closing Date occurs, the combined consolidated balance sheet of the Abitibi Entities as at the end of such month and the related combined consolidated statements of income, stockholders’ equity and cash flows of the Abitibi Entities for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (other than the last Fiscal Quarter of each Fiscal Year), commencing with the Fiscal Quarter ending March 31, 2008, the combined consolidated and consolidating balance sheets of the Abitibi Entities as at the end of such Fiscal Quarter and the related combined consolidated (and, with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Abitibi Entities for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with Fiscal Year 2008, (i) the combined consolidated and consolidating balance sheets of the Abitibi Entities as at the end of such Fiscal Year and the related combined consolidated (and, with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Abitibi Entities for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such combined consolidated financial statements a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Holdings and Donohue, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such combined consolidated financial statements fairly present, in all material respects, the combined consolidated financial position of the Abitibi Entities as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such combined consolidated financial statements has been made in accordance with generally accepted auditing standards)

(d) Current Asset Amount Certificate. As soon as available, and in any event within 20 days after the end of each month (beginning with the month ending March 31, 2008), a Current Asset Amount Certificate detailing the calculation of the Current Asset Amount as of the end of such month in form and substance satisfactory to Administrative Agent and Collateral Agent;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the combined consolidated financial statements of the Abitibi Entities delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the combined consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f) Notice of Default. Promptly upon any officer of Holdings, Borrower or Donohue obtaining knowledge (i) of any condition or event that constitutes, or will constitute, a Default or an Event of Default or that notice has been given to Holdings, Borrower or Donohue with respect thereto; (ii) that any Person has given any notice to any Abitibi Entity or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Holdings, Borrower and/or Donohue has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly upon any officer of Holdings, Borrower or Donohue obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings, Borrower or Donohue to enable Lenders and their counsel to evaluate such matters;

(h) ERISA and Canadian Pension Plans. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action any Abitibi Entities or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) with reasonable promptness, upon request by Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Abitibi Entity or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by any Abitibi Entity or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request; and (iii) in respect of any Canadian Credit Party, (1) copies of each annual and other return, report or valuation with respect to each registered Pension Plan as filed with any applicable Governmental Authority; (2) promptly after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Canadian Credit Party may receive from any applicable Governmental Authority with respect to any registered Pension Plan; and (3) notification within 30 days of any increases having a cost to any Canadian Credit Party in excess of $1,000,000 per annum in the aggregate, in the benefits of any existing Pension Plan or Employee Benefit Plan, or the establishment of any new Pension Plan or Employee Benefit Plan, or the commencement of contributions to any such plan to which no Canadian Credit Party was previously contributing.

(i) Financial Plan. As soon as practicable and in any event no later than 15 days prior to the beginning of each Fiscal Year, a combined consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted combined consolidated balance sheet and forecasted combined consolidated statements of income and cash flows of the Abitibi Entities for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted combined consolidated statements of income and cash flows of the Abitibi Entities for each month of such Fiscal Year and each fiscal quarter of each other Fiscal Year;

(j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Holdings’, Borrower’s and Donohue’s insurance broker(s) in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such certificate by the Abitibi Entities;

(k) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of any Abitibi Entity is terminated or amended in a manner that is materially adverse to such Abitibi Entity or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by the applicable Abitibi Entity with the intent of avoiding compliance with this Section 5.1(k)), and an explanation of any actions being taken with respect thereto;

(l) Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent (i) prompt written notice of any change (A) in any Credit Party’s corporate name, (B) in any Credit Party’s identity or corporate structure, (C) in any Credit Party’s jurisdiction of organization, principal place of business, chief executive office, registered office according to its constituting documents or domicile (within the meaning of the Civil Code of Québec), or (D) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number, and (ii) written notice, delivered concurrently with the delivery of the asset coverage certificate required to be delivered pursuant to Section 5.1(d), of any change in the premises at which any tangible personal property Collateral having a value in excess of $1,000,000 is located. Borrower and Donohue agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, the PPSA, or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected First Priority security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(m) Quarterly Collateral Verification. At the time of delivery of monthly financial statements with respect to the month ending August 31, 2008 pursuant to Section 5.1(a), and at any other time upon request of the Administrative Agent (provided that Administrative Agent may only make one such request prior to the occurrence of a Default or Event of Default), Borrower shall deliver to Collateral Agent a certificate of an Authorized Officer either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes;

(n) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings or Donohue to its security holders acting in such capacity or by any Subsidiary of Holdings or Donohue to its security holders other than Holdings, Donohue or another Subsidiary of Holdings or Donohue, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Abitibi Entity with any securities exchange or with the U.S. Securities and Exchange Commission, the Ontario Securities Commission, the Autorité des marchés financiers (Québec) or any other governmental or private regulatory authority, (iii) all press releases and other statements made available generally by any Abitibi Entity to the public concerning material developments in the business of any Abitibi Entity, and (B) such other information and data with respect to any Abitibi Entity as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(o) Certification of Public Information. Holdings, Donohue and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material Non-Public Information with respect to Holdings, Donohue, their respective Subsidiaries or their Securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings or Donohue has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders. Holdings and Donohue agree to clearly designate all Information provided to Administrative Agent by or on behalf of Holdings or Donohue which is suitable to make available to Public Lenders. If Holdings or Donohue has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to Holdings, Donohue, their respective Subsidiaries and their Securities.

5.2. Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and franchises, licenses and permits material to its business, except in the case of clause (ii) where the failure to do so would not result in a Material Adverse Effect; provided, no Credit Party (other than Borrower with respect to existence) or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all federal and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all federal and other material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine (or, in the case of such federal and other material claims, any material penalty or fine) shall be incurred with respect thereto; provided, no such federal or other material Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a federal or other material Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such federal or other material Tax or claim.

5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Abitibi Entities and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5. Insurance. Holdings, Borrower and Donohue will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Abitibi Entities as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings, Borrower and Donohue will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) in the case of each liability policy, name Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder and provide for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7. Lender Meetings. Holdings, Donohue and Borrower will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders twice during each Fiscal Year to be held at Borrower’s corporate offices (or at such other location as may be agreed to by Borrower and Administrative Agent) at such time as may be agreed to by Borrower and Administrative Agent.

5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws (including all Environmental Laws), rules, regulations and orders of any Governmental Authority, noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9. Environmental.

(a) Environmental Disclosure. Holdings and Donohue will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, test results, analyses and reports of any kind or character, whether prepared by personnel of any Abitibi Entity or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims reasonably likely to lead to liability or expenses in excess of $1,000,000, which are in their possession or control;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state, provincial or local governmental or regulatory agency under any applicable Environmental Laws reasonably likely to lead to liability or expenses in excess of $1,000,000, (2) any remedial action taken by any Person in response to (A) any Hazardous Materials Activities, the existence of which has a reasonable possibility of resulting in one or more Environmental Claims or any liability under any Environmental Laws which could reasonably be expected to result, individually or in the aggregate, in liability or expenses in excess of $1,000,000, or (B) any Environmental Claims which could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, and (3) Holdings’, Donohue’s or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by any Abitibi Entity, a copy of any and all written communications with respect to (1) any Environmental Claims which could reasonably be expected to result, individually or in the aggregate, in liability or expenses in excess of $1,000,000, (2) any material Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether any Abitibi Entity may be potentially responsible for any Hazardous Materials Activity which could reasonably be expected to result in, individually or in the aggregate, liability or expenses in excess of $1,000,000;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by any Abitibi Entity that could reasonably be expected to (A) expose any Abitibi Entity to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of any Abitibi Entity to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by any Abitibi Entity to modify current operations in a manner that could reasonably be expected to subject any Abitibi Entity to any additional material obligations or requirements under any Environmental Laws; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries. In the event that any Person becomes a Subsidiary of Holdings, Borrower or Donohue, Holdings, Borrower or Donohue, as applicable, shall (a) promptly cause such Subsidiary to become a Guarantor hereunder and a Grantor under the applicable Collateral Documents by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement to the applicable Collateral Documents, (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j) and 3.1(m), and (c) following the Donohue Sale, in the case of a Subsidiary of Donohue that owns any Real Estate Asset, Borrower and Donohue shall cause such Subsidiary to take all actions similar to those referenced in subclauses (b) through (g) and (k) of clause (ii) of the proviso in the definition of “Donohue Sale” (substituting references therein to “Alabama River Mortgage”, “Alabama River Facility” and “Alabama Title Policy” with “mortgage”, “Facility” and “title policy”, respectively). With respect to each such Subsidiary, Holdings, Borrower or Donohue, as applicable, shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings, Borrower or Donohue, as applicable, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Holdings, Borrower and Donohue, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11. Donohue Sale. No later than April 4, 2008, the Credit Parties shall have caused the Donohue Sale to occur in accordance with the conditions set forth in the proviso to such definition. Upon such occurrence, the Collateral Agent shall release from the Donohue Cash Collateral Account, and distribute to Borrower, 100% of the Donohue Cash Collateral Proceeds, which Borrower shall use to provide for the ongoing working capital requirements of Borrower, Donohue and their respective Subsidiaries and for general corporate purposes; provided that, if on or before April 4, 2008 the Donohue Sale has not occurred in accordance with the conditions set forth in the proviso to such definition, the Donohue Cash Collateral Proceeds shall immediately be applied in accordance with Sections 2.14(e) and 2.15(a) hereof.

5.12. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time (including in connection with the Donohue Sale) to ensure that the Obligations are guarantied by the Guarantors and are secured by a First Priority Lien on the Collateral and, following the Donohue Sale, the Equity Interests of Subsidiaries of Donohue and the Real Estate Assets of Donohue and its Subsidiaries.

5.13. Miscellaneous Covenants. Unless otherwise consented to by Agents or Requisite Lenders:

(a) Maintenance of Ratings. At all times, Borrower shall use commercially reasonable efforts to maintain a corporate family rating from Moody’s and a corporate credit rating from S&P.

(b) Cash Management Systems. The Abitibi Entities shall establish and maintain cash management systems reasonably acceptable to Agents, shall maintain each Deposit Account (other than Excluded Deposit Accounts) as a Blocked Account (subject to Section 5.13), and shall manage such Deposit Accounts, including in connection with transfers therefrom in the ordinary course, in a manner reasonably acceptable to Agents.

(c) Blocked Accounts. No later than 20 days following the Closing Date (or such later date approved by the Collateral Agent), the Credit Parties shall have caused each of their Deposit Accounts (other than Excluded Deposit Accounts) to be Blocked Accounts or be subject to cash management arrangements acceptable to Collateral Agent. In no event shall Excess Cash remain in any Deposit Account (other than Excluded Deposit Accounts) that is not a Blocked Account for more than two Business Days. For purposes of this Section 5.13(c), “Excess Cash” means cash deposits in excess of the sum of (i) written but uncleared outstanding checks, (ii) ACH, direct deposits and other electronic fund transactions to be directed for payment within the next two Business Days and (iii) $5,000,000.

(d) UCC Maintenance. No later than 15 days following the Closing Date, Borrower shall deliver to Collateral Agent evidence satisfactory to Collateral Agent that Borrower has retained, at its sole cost and expense, a service provider acceptable to Collateral Agent for the tracking of all UCC financing statements of Borrower and the Guarantors and that will provide notification to Collateral Agent of, among other things, the upcoming lapse or expiration thereof.

(e) Cash Collateral Accounts. Immediately following the funding of the Term Loans on the Closing Date, Borrower shall (i) deposit the Exchange Note Cash Collateral Proceeds into the Exchange Note Cash Collateral Account in the name of the Collateral Agent and (ii) deposit the Donohue Cash Collateral Proceeds into the Donohue Cash Collateral Account in the name of the Collateral Agent (to be used solely in accordance with Section 5.11 hereof), in each case to secure the Obligations on a First Priority Basis. The Exchange Note Cash Collateral Proceeds shall be used by Borrower solely in accordance with Sections 2.14(e) and 6.4(b).

(f) Permitted Liens. No later than one day following the Closing Date (or such later date approved by the Collateral Agent in its discretion), Borrower shall deliver to Agents in form and substance satisfactory thereto a revised Schedule 6.2 to this Agreement (which in no event shall include additional Liens).

(g) Estoppel Acknowledgments. No later than 15 days following the Closing Date (or such later date approved by the Collateral Agent in its discretion), Borrower shall deliver to Collateral Agent executed third-party estoppel acknowledgment agreements (or amendments to such agreements delivered to Collateral Agent on or before the Closing Date), each in form and substance satisfactory to Collateral Agent, in respect of financing statements existing on the Closing Date and identified on Schedule 6.2.

(h) Alabama River Supplemental Mortgage. Borrower shall use commercially reasonable efforts to (x) amend or modify within 25 days following the Closing Date (or such later date approved by the Collateral Agent in its discretion) the Alabama River Facilities Supplemental Lease to allow for the Alabama River Supplemental Mortgage and (y) have the Industrial Development Board of Monroe County execute within 25 days following the Closing Date (or such later date approved by the Collateral Agent in its discretion) the Alabama River Supplemental Mortgage. At such time as the Alabama River Facilities Supplemental Lease is modified or amended and the Alabama River Supplemental Mortgage has been executed and delivered by the Industrial Development Board of Monroe County, Borrower shall deliver to Collateral Agent:

(i) the Alabama River Supplemental Mortgage;

(ii) (x) an updated Alabama Title Policy in an amount not less than the fair market value of the Alabama River Facility, in form and substance reasonably satisfactory to Collateral Agent, and (y) evidence satisfactory to Collateral Agent that the title company and/or the appropriate Governmental Authorities have been paid all expenses and premiums of the title company and all other sums required in connection with the issuance of the Alabama Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Alabama River Supplemental Mortgage in the appropriate real estate records; and

(iii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in the state of Alabama with respect to the Alabama River Supplemental Mortgage.

(i) Abitibi-Consolidated Corp. Stock Certificate. Within one day following the Closing Date, Borrower shall deliver to Collateral Agent an original, fully executed stock certificate (Certificate No. C-4) evidencing 583.25 shares of common stock of Abitibi-Consolidated Corp. issued to Donohue Corp.

(j) 24-Hour Deliverables. Within one day following the Closing Date, Borrower will deliver, in form and substance satisfactory to Collateral Agent, the master intercompany note, Borrower legal opinions in the US, UK, Canada and Netherlands and a consent to the lien on Citibank’s Deposit Account in the UK.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Obligations (excluding contingent indemnification obligations that by their terms survive termination of this Agreement), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of any Abitibi Entity to any other Abitibi Entity; provided, (i) all such Indebtedness (other than Indebtedness owing by Borrower to Donohue or owed to Augusta Newsprint, in each case on or before April 4, 2008) shall be evidenced by an Intercompany Note, and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the applicable Collateral Document, (ii) all such Indebtedness (other than Indebtedness owing by Borrower to Donohue on or before April 4, 2008) shall be unsecured (except to the extent of Liens permitted under Section 6.2(n) or 6.2(t)) and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of such Intercompany Note, (iii) all such Indebtedness (other than Indebtedness owing by Borrower to Donohue on or before April 4, 2008) owing by any such Abitibi Entity that is not a Guarantor shall be subject to Section 6.6(d), and (iv) any payment by any such Guarantor Subsidiary/Affiliate under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c) Indebtedness incurred by any Abitibi Entity arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Borrower or any such Abitibi Entity pursuant to such agreements, in connection with permitted dispositions of any business, assets or any Abitibi Entity (other than Holdings or Borrower);

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of workers’ compensation claims, unemployment or other insurance or self-insurance obligations, and similar obligations, in each case incurred in the ordinary course of business;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g) Indebtedness under Hedge Agreements entered into in the ordinary course of business consistent with past practice;

(h) letters of credit issued in the ordinary course of business having an aggregate face amount not to exceed, as of any date of incurrence of such Indebtedness, $125,000,000;

(i) Indebtedness solely in respect of premium financing or similar deferred obligations with respect to insurance policies purchased in the ordinary course of business;

(j) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of any Abitibi Entities (other than Holdings);

(k) guaranties by Borrower of Indebtedness of a Guarantor Subsidiary/Affiliate or guaranties by a Guarantor Subsidiary/Affiliate of Indebtedness of Borrower or another Guarantor Subsidiary/Affiliate with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided, that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(l) Indebtedness incurred under Senior Secured Note Documents and Senior Unsecured Exchange Note Documents and Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of any such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions (excluding pricing) thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness under the Senior Unsecured Exchange Notes, and the maturity thereof is greater than or equal to one year following the Maturity Date; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) be secured with any Liens that attach to any of the Collateral or any Equity Interests of the Abitibi Entities (other than Liens permitted under Section 6.2(o)), (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(m) Indebtedness of the Abitibi Entities with respect to Capital Leases in an aggregate amount not to exceed at any time $75,000,000;

(n) purchase money Indebtedness of the Abitibi Entities in an aggregate amount not to exceed at any time $500,000; provided, any such Indebtedness shall be secured only by the asset acquired, constructed, developed or improved in connection with the incurrence of such Indebtedness;

(o) ACSC Securitization Indebtedness and Indebtedness owing by Abitibi SPV to ACSC evidencing the residual value of receivables sold pursuant to the ACSC Securitization;

(p) Star Lake Indebtedness without giving effect to any refinancings, amendments, modifications or supplements thereto that would expand the obligations thereunder to a Credit Party;

(q) AC Hydro Indebtedness without giving effect to any refinancings, amendments, modifications or supplements thereto that would expand the obligations thereunder to a Credit Party;

(r) other than in connection with any Permitted Joint Venture Disposition, Indebtedness of a Person that is not an Abitibi Entity secured by a Lien on Equity Interests of such Person owned by an Abitibi Entity, provided that such Indebtedness is recourse to the Abitibi Entities only to the extent of such Equity Interests;

(s) Indebtedness of Augusta Newsprint in an aggregate amount not to exceed at any time $100,000,000, the proceeds of which shall be used to finance the acquisition of the entire interest of the “Thomson Partner” (as defined in the Augusta Newsprint partnership agreement) in Augusta Newsprint; provided that such Indebtedness is not recourse to any other Abitibi Entity and that, upon consummation of such acquisition, all Equity Interests of Augusta Newsprint shall be pledged as Collateral to secure the Obligations on a First Priority basis; and

(t) other unsecured Indebtedness of the Abitibi Entities in an aggregate amount not to exceed at any time $75,000,000.

6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property, asset or undertaking of any kind (including any document or instrument in respect of goods or accounts receivable) of any Abitibi Entity, whether now owned or hereafter acquired or licensed, or any income or profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect for more than ten Business Days, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or the PPSA or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c) Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other similar Liens (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not more than 30 days overdue or (ii) for amounts that are more than 30 days overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, permits, licenses, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Abitibi Entity;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any cash earning money deposits made by any Abitibi Entity in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements relating solely to (i) operating leases of personal property entered into in the ordinary course of business or (ii) a contemplated refinancing of the Obligations under the Credit Documents;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Abitibi Entity in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of such Abitibi Entity;

(l) Liens on assets of Star Lake securing Star Lake Indebtedness and Liens on ACH Limited Partnership and its Subsidiaries securing AC Hydro Indebtedness;

(m) Liens on assets other than Collateral securing Indebtedness under Hedge Agreements permitted to be incurred under Section 6.1;

(n) Liens described in Schedule 6.2;

(o) Liens in favor of the Senior Secured Note Collateral Trustee securing Indebtedness incurred pursuant to the Senior Secured Note Documents, so long as such Liens are subject to the terms of the Intercreditor Agreement;

(p) ground leases of underutilized or vacant properties of any Abitibi Entity to third parties with which any Abitibi Entity has a production, co-production, operating or other arrangement or to third-party providers of energy, transportation services or raw materials in the ordinary course of business, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Abitibi Entity, provided that such properties shall not constitute Collateral and Collateral shall not be located on any such properties;

(q) Liens in favor of the agent and Abitibi SPV under the ACSC Securitization Documents on accounts receivable and related assets securing Indebtedness incurred pursuant to the ACSC Securitization, so long as such Liens are subject to the terms of the Securitization Intercreditor Agreement;

(r) Liens on an aggregate amount of $135,000,000 of cash collateral securing letters of credit permitted under Section 6.1(h) or Indebtedness under Hedge Agreements permitted to be incurred under Section 6.1;

(s) movable hypothecs granted to landlords in the Province of Québec to secure the payment of rent and the performance of other obligations arising under a lease provided that such movable hypothec affects only the tangible assets of the tenant situated in the premises leased under such lease and that such movable hypothec is subordinated to, and ranks after, the hypothec(s) created pursuant to the Québec Security Agreements and affecting such assets;

(t) Liens granted by any Abitibi Entity in favor of any Credit Party;

(u) other than in connection with any Permitted Joint Venture Disposition, Liens on Equity Interests of a Person that is not an Abitibi Entity that are owned by an Abitibi Entity and secure Indebtedness of such Person, provided that such Indebtedness is recourse to the Abitibi Entities only to the extent of such Equity Interests;

(v) Liens on any insurance policy securing Indebtedness incurred to purchase such insurance policy to the extent permitted under Section 6.1(i);

(w) Liens securing judgments that do not constitute an Event of Default hereunder, provided that enforcement of any such Liens is stayed and claims secured by such Liens are being actively contested in good faith and by appropriate proceedings;

(x) Liens securing Indebtedness permitted pursuant to Section 6.1(s); provided, any such Lien shall encumber only the assets of Augusta Newsprint;

(y) Liens securing Indebtedness permitted pursuant to Section 6.1(m) and (n); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness; and

(z) other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed $2,000,000 at any time outstanding.

provided, however, that notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.2 may at any time attach to any of the Collateral in any Abitibi Entity, in each case other than Liens permitted by clauses (a), (b), (c), (d), (e), (g), (h), (i), (j), (n), (r), (s), (t), (v), (w) and (y); provided, further, that no reference herein to Liens permitted hereunder (including Permitted Liens), including any statement or provision as to the acceptability of any Liens (including Permitted Liens), shall in any way constitute or be construed as to provide for a subordination of any rights of the Agents or the Lenders hereunder or arising under any of the other Credit Documents in favor of such Liens.

6.3. [Reserved].

6.4. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) Borrower may make regularly scheduled payments of interest and mandatory prepayments of principal (other than any such prepayments arising from defaults or events of default) in respect of any Senior Notes in accordance with the terms of, and only to the extent required by, the Senior Notes Documents;

(b) Borrower may, within five Business Days following the Closing Date, repay the portion of the Existing Refinanced Indebtedness not repaid on the Closing Date in an aggregate amount not to exceed $6,336,137.77 with Exchange Note Cash Collateral Proceeds;

(c) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings may make Restricted Junior Payments to Parent (i) in an aggregate amount not to exceed in any Fiscal Year 50% of the aggregate amount of Parent’s general administrative costs and expenses for such Fiscal Year, and (ii) to the extent necessary to permit Parent to discharge the consolidated tax liabilities of Parent and its Subsidiaries so long as such liabilities are attributable to the consolidated operations of Holdings and its Subsidiaries, in each case so long as Parent applies the amount of any such Restricted Junior Payment for such purpose; provided, that the Restricted Junior Payments made pursuant to this clause (c)(ii) shall not exceed the amount of the relevant tax (including any penalties and interest) that Holdings would owe if Holdings were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group with Parent), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Holdings and such Subsidiaries from other taxable years;

(d) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Donohue may make Restricted Junior Payments to

Designated Donohue Parent to the extent necessary to permit Designated Donohue Parent to discharge the consolidated tax liabilities of Designated Donohue Parent and its Subsidiaries so long as (i) such liabilities are attributable to the consolidated operations of Donohue and its Subsidiaries and (ii) Designated Donohue Parent applies the amount of any such Restricted Junior Payment for such purpose; provided, that the Restricted Junior Payments made pursuant to this clause (d) shall not exceed the amount of the relevant tax (including any penalties and interest) that Donohue would owe if Donohue were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group with Designated Donohue Parent), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Donohue and such Subsidiaries from other taxable years;

(e) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings may make payments to Parent, and Donohue may make payments to Designated Donohue Parent that would enable Designated Donohue Parent to make such payments to Parent, in each case to permit Parent to pay in aggregate up to 100% of regularly scheduled cash interest payments under the Convertible Notes, provided that (i) such amounts are used by Parent for such purposes and (ii) any amounts in excess of 50% of such regularly scheduled cash interest payments shall not be paid hereunder at any time that cash on hand of the Credit Parties, which is otherwise available to repay other Indebtedness and is deposited in Blocked Accounts, does not exceed $50,000,000;

(f) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Holdings and Donohue may pay dividends or make other distributions to holders of their respective Equity Interests so long as the proceeds thereof are simultaneously used by such holders to either (i) purchase from Borrower preferred Equity Interests of Donohue or (ii) make payments of principal or interest on any promissory note or other Indebtedness of such holders owing to Borrower or Donohue; and

(g) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Credit Parties may make regularly scheduled payments of interest in respect of any subordinated Indebtedness permitted under Section 6.1 in accordance with the terms of, and only to the extent required by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued.

6.5. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Abitibi Entity (other than Holdings and Borrower) to (a) pay dividends or make any other distributions on any of such Abitibi Entity’s Equity Interests owned by any other Abitibi Entity, (b) repay or prepay any Indebtedness owed by such Abitibi Entity to any other Abitibi Entity, (c) make loans or advances to any other Abitibi Entity, or (d) transfer, lease or license any of its property or assets to any other Abitibi Entity other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which restrictions are applicable only to the assets that are the subject of such agreements, in each case so long as the transactions that are the subject of such agreements are otherwise permitted under this Agreement, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) described on Schedule 6.5, (v) in the Senior Secured Note Documents, Senior Unsecured Exchange Note Documents or the ACSC Securitization Documents, provided that any amendments, restatements, modifications or other supplements shall not be materially more restrictive than the restrictions contained in such agreements as in effect on the Closing Date, (vi) in any Indebtedness permitted pursuant to Section 6.1(s), provided that any such restrictions shall not be materially more restrictive than any such restrictions in effect on the Closing Date, (vii) set forth in customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business, (viii) subordinating payment of intercompany Indebtedness to Indebtedness owed to Persons that are not Affiliates, (ix) on cash deposits or other deposits imposed by customers under contracts entered into in the ordinary course of business, and (x) on the transfer, lease or license of any property or assets of any Credit Party in effect on the Closing Date that were entered into in the ordinary course of business, provided that any amendment, restatements, modifications or other supplements thereto shall not be materially more restrictive than the restrictions in effect on the Closing Date.

6.6. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in the Borrower and any Guarantor Subsidiary/Affiliate;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Abitibi Entities;

(d) intercompany loans to Subsidiaries that are not Guarantors to the extent permitted under Section 6.1(b) and other Investments in Subsidiaries that are not Guarantors; provided that such Investments (including through intercompany loans permitted under Section 6.1(b)) in Subsidiaries other than Guarantors shall not exceed at any time an aggregate amount of $25,000,000;

(e) Combined Capital Expenditures of the Abitibi Entities in an aggregate amount not to exceed $150,000,000;

(f) loans and advances to employees of the Credit Parties made in the ordinary course of business in an aggregate principal amount not to exceed $5,000,000;

(g) Investments described in Schedule 6.6;

(h) Investments in Augusta Newsprint in an aggregate amount not to exceed $100,000,000, the proceeds of which shall be used to finance the acquisition of the entire interest of the “Thomson Partner” (as defined in the Augusta Newsprint partnership agreement) in Augusta Newsprint; provided that, upon consummation of such acquisition, all Equity Interests of Augusta Newsprint shall be pledged as Collateral to secure the Obligations on a First Priority basis;

(i) Investments consisting of Hedge Agreements entered into in the ordinary course of business consistent with past practice;

(j) Investments consisting of promissory notes received by Borrower in connection with any sale or disposition of assets to Designated Donohue Parent permitted by Section 6.8(d); and

(k) other Investments in an aggregate amount not to exceed $50,000,000 during the term of this Agreement.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7. [Reserved.]

6.8. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, amalgamation, reorganization or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Holdings or Donohue may be merged or amalgamated with or merged into Borrower or any Guarantor Subsidiary/Affiliate, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor Subsidiary/Affiliate; provided, in the case of such a merger, Borrower or such Guarantor Subsidiary/Affiliate, as applicable, shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) disposals of obsolete, worn out or surplus equipment in an aggregate amount not to exceed $20,000,000;

(d) the sale by Borrower of Equity Interests of Donohue to Designated Donohue Parent in exchange for fair market value consisting of Cash or promissory notes pledged to the Secured Parties in accordance with the Collateral Documents;

(e) the Donohue Sale;

(f) the Permitted Joint Venture Dispositions;

(g) sales of accounts receivable, payment intangibles, collections thereon and related assets by Holdings and ACSC to Abitibi SPV, and sales of such accounts receivables, payment intangibles, collections thereon and related assets by Abitibi SPV, pursuant to the ACSC Securitization Documents, provided that no such sales shall take the form of capital contributions or other Investments;

(h) the Snowflake Disposition;

(i) Permitted Liens, to the extent constituting disposals of assets;

(j) Investments made in accordance with Section 6.6;

(k) other Asset Sales in an aggregate amount not to exceed $500,000,000, so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of such Asset Sale or shall be caused thereby, and (ii) no prepayment of the Term Loans shall be required under Section 2.14(d) on a pro forma basis after giving effect to such Asset Sale as of the last day of the month most recently ended (unless such prepayment is made concurrently therewith).

6.9. Disposal of Subsidiary Interests. Except for the Permitted Joint Venture Dispositions, Permitted Liens, the sale by Borrower of Equity Interests of Donohue to the extent permitted by Section 6.8, and any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to factoring, declaring a trust in, or discounting any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than any Abitibi Entity), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than any Abitibi Entity) in connection with such lease.

6.11. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Parent on terms that are less favorable to Parent or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Borrower and any Guarantor Subsidiary/Affiliate; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Abitibi Entities; (c) compensation arrangements for officers and other employees of the Abitibi Entities entered into in the ordinary course of business; (d) the Donohue Sale; (e) transactions permitted under Section 6.4; and (f) transactions described in Schedule 6.11.

6.12. Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

6.13. Permitted Activities of Certain Companies. None of Abitibi SPV, Abitibi Consolidated Europe or any of the Liquidated Subsidiaries shall (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (i) in the case of Abitibi Consolidated Europe, in connection with the management and funding of employee pensions, and (ii) in the case of Abitibi SPV, ACSC Securitization Indebtedness and Indebtedness owing to ACSC evidencing the residual value of accounts receivable sold pursuant to the ACSC Securitization; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than, in the case of Abitibi SPV, Liens on accounts receivable and related assets securing obligations under the ACSC Securitization Documents; (c) engage in any business or activity or own any assets other than (i) in the case of Abitibi Consolidated Europe, the management and funding of employee pensions, (ii) in the case of Abitibi SPV, activities required to be performed as a single purpose vehicle in connection with the ACSC Securitization, and (iii) making Restricted Junior Payments to the extent otherwise permitted by this Agreement; (d) consolidate with or merge with or into or amalgamate with, or convey, transfer, lease or license all or substantially all its assets to, any Person except as permitted under Section 6.8(a); (e) create or acquire any Subsidiary or make or own any Investment in any Person; or (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; provided, that notwithstanding the foregoing, any of the Liquidated Subsidiaries may be dissolved by the Credit Parties at any time.

6.14. Amendments or Waivers of Organizational Documents and Certain Related Agreements. Except for Permitted Joint Venture Dispositions and as set forth in Section 6.15, no Credit Party shall, nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents or any of its material rights under any Related Agreement after the Closing Date if such amendment, restatement, supplement or other modification or waiver would be adverse to the Lenders.

6.15. Amendments or Waivers with respect to Certain Indebtedness. Except as otherwise provided in the Intercreditor Agreement, as applicable, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Senior Notes or ACSC Securitization Documents, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Senior Notes or ACSC Securitization Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), or change the redemption, prepayment or defeasance provisions thereof, or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Senior Notes or ACSC Securitization Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders. In addition, no Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the ACSC Securitization Documents if the effect of such amendment or change is to include any Credit Party (other than Holdings and ACSC) as an originator of accounts receivable under the ACSC Securitization. No Credit Party shall permit any of its Subsidiaries to amend or otherwise change the terms of the Star Lake Indebtedness or the AC Hydro Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to cause any Credit Party to incur any obligations under the Star Lake Indebtedness or AC Hydro Indebtedness respectively (including as a guarantor or otherwise).

6.16. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year-end from December 31.

6.17. Hedge Agreements. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into (or become liable under) any Hedge Agreement outside the ordinary course of business or inconsistent with past practice.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2 and, with respect to Guarantors created and governed by the Companies Act (Québec), to the maximum extent permitted by the limitations set forth under s.123.66 of the Companies Act (Québec), Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment and performance in full of all Obligations (other than, in respect of each Guarantor, its own Obligations) when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or other Insolvency Laws) (collectively, the “Guaranteed Obligations”).

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means (i) with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of any applicable law; and (ii) with respect to any Contributing Guarantor created and governed by the Companies Act (Québec), the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render the amount of its obligations hereunder or thereunder to exceed the maximum amount permitted by s.123.66 of the Companies Act (Québec); provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code or analogous provisions of other Insolvency Laws), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case or proceeding under any Insolvency Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than satisfaction in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment and performance when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety; provided that any Guarantor incorporated or otherwise organized under the laws of Canada, or any province or any territory thereof, shall be secondarily liable as a surety and not primarily liable as a primary obligor;

(b) Administrative Agent may enforce this Guaranty during the existence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed

Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or any Hedge Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether occurring before, upon or after any demand for payment hereunder, and whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any assertion or enforcement of, or failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment or performance of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure, control, or existence of any Abitibi Entity and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any limitation of status or power, disability, incapacity or other circumstance relating to any Credit Party or any other Person; (ix) any failure of any Credit Party or any other Person, whether or not without fault on their part, to perform or comply with any of the provisions of the Credit Documents or to give notice thereof to any Guarantor; (x) any amendment, variation, modification, supplement or replacement of any of the Credit Documents or any other document or instrument; (xi) the granting of time, renewals, extensions, compromises, concessions, waivers, releases, discharges and other indulgences to any Credit Party or any other Person; (xii) the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of any Governmental Authority amending, varying, reducing or otherwise affecting, or purporting to amend, vary, reduce or otherwise affect, any of the Guaranteed Obligations or the obligations of any Guarantor under this Guarantee; (xiii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations; or (xiv) any other circumstance that might otherwise constitute a legal or equitable discharge or defence of any Credit Party under the Credit Documents.

7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than satisfaction in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor or non-payment and notices of any action or inaction, including acceptance hereof, notices of default hereunder or under the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. The Term Loans may be made to Borrower or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case, application or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case, application or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, voluntary arrangement, scheme of arrangement, moratorium, administration, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case, application or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case, application or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case, application or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case, application or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof (excluding in connection with the Donohue Sale), the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13. Indemnity. As an original and independent obligation under this Guaranty, each Guarantor shall (i) indemnify each Beneficiary against all costs, losses, expenses and liabilities of whatever kind resulting from the failure by any other Credit Party to make due and punctual payment of any of the Guaranteed Obligations or resulting from any of the Guaranteed Obligations being or becoming void, voidable, unenforceable or ineffective against any other Credit Party (including all legal and other costs, charges and expenses incurred by any Beneficiary, in connection with preserving or enforcing, or attempting to preserve or enforce, its rights under this Guaranty); and (ii) pay on demand the amount of such costs, losses, expenses and liabilities whether or not any of any Beneficiary has attempted to enforce any rights against any other Credit Party or any other Person or otherwise.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within three Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any Abitibi Entity or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount (or Net Mark-to-Market Exposure) of $50,000,000 or more or with an aggregate principal amount (or Net Mark-to-Market Exposure) of $50,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Abitibi Entity with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (or, in the case of the ACSC Securitization, terminate, or permit the termination of, the ACSC Securitization by any purchaser or lender thereunder prior to the scheduled termination date thereof); or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d) and 5.1(f), Section 5.2, Section 5.11, Sections 5.13(b), 5.13(c), 5.13(d), 5.13(e), 5.13(f), 5.13(g), 5.13(h), 5.13(i) or Section 6; or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Abitibi Entity (other than Abitibi Entities that (A) are not Credit Parties, (B) are not Augusta Newsprint, Manicouagan Power Company, Abitibi-Consolidated Hydro Inc. or any of their respective Subsidiaries, (C) own no more than 1% of the Consolidated Net Tangible Assets, either individually or in the aggregate with all other such Insignificant Subsidiaries, and (D) have no more than 1% of the consolidated combined total revenues of the Abitibi Entities for the most recently ended twelve-month period, either individually or in the aggregate with all other such Insignificant Subsidiaries (each, an “Insignificant Subsidiary” and, collectively, the “Insignificant Subsidiaries”)) in an involuntary case or proceeding under any Insolvency Law, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or provincial law; or (ii) an involuntary case or proceeding (including the filing of any notice of intention in respect thereof) shall be commenced against any Abitibi Entity (other than an Insignificant Subsidiary) under any Insolvency Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, receiver-manager, administrative receiver, administrator, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Abitibi Entity (other than an Insignificant Subsidiary), or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, custodian, or other similar officer of any Abitibi Entity (other than an Insignificant Subsidiary) for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Abitibi Entity (other than an Insignificant Subsidiary), and (except in respect of any UK Credit Party) any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Any Abitibi Entity (other than an Insignificant Subsidiary) shall have an order for relief entered with respect to it or shall file a petition or application seeking any relief or shall otherwise commence a voluntary case or proceeding under any Insolvency Law, or shall consent to or fail to contest in a timely manner the commencement of, or the entry of an order for relief in, any involuntary case or proceeding, or to the conversion of an involuntary case or proceeding to a voluntary case, under any such law, or shall consent to, or fail to contest in a timely manner, the appointment of or taking possession by a receiver, receiver-manager, trustee, custodian, or other similar officer for all or a substantial part of its property; or any Abitibi Entity (other than an Insignificant Subsidiary) shall make any assignment for the benefit of creditors; (ii) any Abitibi Entity (other than an Insignificant Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due or is otherwise insolvent; (iii) any UK Credit Party, by reason of actual or anticipated financial difficulties, suspends making payments on any of its debts, or announces an intention to do so, or begins negotiations with any creditor for the rescheduling or restructuring of any of its Indebtedness, or its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a receiver, receiver-manager, administrative receiver, administrator, liquidator, sequestrator, trustee, custodian or other officer having similar powers in respect of it or any of its assets; (iv) a moratorium is declared or instituted in respect of any Indebtedness of any UK Credit Party; (iv) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any creditors of any UK Credit Party; or (v) any Abitibi Entity (other than an Insignificant Subsidiary) takes action in furtherance of, or the board of directors (or similar governing body) of any Abitibi Entity (other than an Insignificant Subsidiary) (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve, any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $25,000,000 or (ii) in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Abitibi Entity or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution, winding up or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days (except in respect of any UK Credit Party, where such order is contested in good faith and with due diligence and discharged or struck out within 21 days); or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of any Abitibi Entity or any of their respective ERISA Affiliates in excess of $25,000,000 during the term hereof; (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code, or (iii) in respect of any Canadian Credit Party, the occurrence of any event which would entitle a Person (without the consent of any Canadian Credit Party) to wind-up or terminate a Pension Plan in full or in part, or the institution of any steps by any Person to withdraw from, terminate participation in, wind-up or order the termination or wind–up of, in full or in part, any Pension Plan, or the receipt by any Canadian Credit Party of material correspondence from a Governmental Authority relating to a potential or actual, partial or full, termination or wind-up of any Pension Plan, or an event respecting any Pension Plan which would result in the revocation of the registration of such Pension Plan or which could otherwise reasonably be expected to adversely affect the tax status of any such Canadian Pension Plan, or any Canadian Credit Party fails to make a required contribution to or payment under any Pension Plan when due; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

8.2. Application of Proceeds. Except as expressly provided elsewhere in this Agreement or, with respect to Collateral owned or held by any UK Credit Party, in Clause 13.6 of the UK Security Agreement, during the existence of an Event of Default, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral (including all proceeds held by the Collateral Agent in the Donohue Cash Collateral Account and the Exchange Note Cash Collateral Account) shall be applied in full or in part by the Collateral Agent against, the Obligations in the following order of priority: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Collateral Agent, the Administrative Agent and their respective agents and counsel, and all other expenses, liabilities and advances made or incurred by the

Collateral Agent and the Administrative Agent in connection therewith, and all amounts for which the Collateral Agent and the Administrative Agent are entitled to indemnification hereunder or under the Collateral Documents (in their capacities as the Collateral Agent and Administrative Agent, respectively, and not as a Lender) and all advances made by the Collateral Agent and the Administrative Agent hereunder or under the Collateral Documents for the account of the applicable Guarantor, and to the payment of all costs and expenses paid or incurred by the Collateral Agent and the Administrative Agent in connection with the exercise of any right or remedy hereunder or under the Collateral Documents, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

SECTION 9. AGENTS

9.1. Appointment of Agents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes GSCP to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. GSCP is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSCP to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents. GSCP is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes GSCP to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents. GSCP is hereby appointed Collateral Agent hereunder, and each Lender hereby authorizes GSCP to act as Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, GSCP, in its capacity as Syndication Agent and in its capacity as Documentation Agent, shall not have any obligations but shall be entitled to all benefits of this Section 9.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Each

Lender irrevocably authorizes the Collateral Agent to execute and deliver the Intercreditor Agreement and the Securitization Intercreditor Agreement, and to take such action and to exercise the powers, rights and remedies granted to the Collateral Agent thereunder and with respect thereto. In addition, each Lender hereby: (i) agrees to be bound by, and consents to, the terms and provisions of the Intercreditor Agreement and the Securitization Intercreditor Agreement, and (ii) authorizes and directs the Collateral Agent, in its discretion, to execute any Intercreditor Agreement Joinders (as defined in the Intercreditor Agreement and the Securitization Intercreditor Agreement) on behalf of each Lender in order to evidence that each Lender is bound by the terms and provisions of the Intercreditor Agreement and the Securitization Intercreditor Agreement. Each Agent and each Lender hereby acknowledges, agrees and accepts that the Collateral Agent holds Collateral which is the subject of the UK Security Agreement as security agent and trustee for and on behalf of the Secured Parties in accordance with the terms of the declaration of trust set forth in the UK Security Agreement and that the terms of its appointment, and such trust, shall be as set forth (or referred to) in the UK Security Agreement and this Agreement. Each Agent and each Lender hereby acknowledges, agrees and accepts that the Collateral Agent holds Collateral which is the subject of the Netherlands Security Agreement as security agent and sole creditor for and on behalf of the Secured Parties in accordance with the terms of the parallel debt provisions as set forth in the Netherlands Security Agreement and that the terms of its appointment shall be as set forth (or referred to) in the Netherlands Security Agreement and this Agreement.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party or to any Agent or Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Abitibi Entities), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Abitibi Entities in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Abitibi Entities. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such Agent; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent and Collateral Agent

(a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder subject to the reasonable satisfaction of Borrower and the Required Lenders and Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by Borrower and the Required Lenders or (ii) the thirtieth day after such notice of resignation. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, Administrative Agent, by notice to Borrower and Requisite Lenders, may retain its role as Collateral Agent under any Collateral Document. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of GSCP or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of GSCP or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If GSCP or its successor as Administrative Agent pursuant to this Section has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, GSCP or its successor may resign as Collateral Agent upon notice to the Borrower and the Requisite Lenders at any time.

(b) In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Grantors, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Grantors and Collateral Agent signed by the Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution to act as Collateral Agent hereunder subject (except in the case of an appointment of an Affiliate of Collateral Agent as successor Collateral Agent) to the reasonable satisfaction of Borrower and the Required Lenders, and Collateral Agent’s resignation shall become effective on the earliest of (i) the acceptance of such successor Collateral Agent by Borrower and the Required Lenders, to the extent required, (ii) the thirtieth day after such notice of resignation or (iii) in the case of an Affiliate of Collateral Agent being named successor Collateral Agent, the date of such appointment. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided that neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations with respect to any Hedge Agreement. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

(c) Foreclosure on Collateral. Anything contained in any of the Credit Documents to the contrary notwithstanding, no Agent shall enforce any power, right or remedy hereunder or under any other Credit Document the result of which would be that a Lender which is not a resident of Canada for the purposes of the Income Tax Act (Canada), or any Agent on behalf of or for the benefit of such a Lender, shall hold title to or otherwise become the owner or holder of any property or interest therein (other than by way of security) situated in Canada without such Lender’s prior written consent.

(d) [Reserved].

(e) Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than obligations in respect of any Hedge Agreement) have been paid in full, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender or any affiliate of any Lender that is a party to any Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document, whether or not on the date of such release there may be outstanding Obligations in respect of Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(f) Québec Security. For the purposes of the grant of any Québec Security Agreements under the laws of the Province of Québec which may now or in the future be required to be delivered by any Credit Party, the Collateral Agent is hereby irrevocably authorized and appointed by each Agent and each Lender to act as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Québec) in order to hold any hypothec granted under the laws of the Province of Québec as security for any debenture, bond or other title of indebtedness that may be issued by any such Credit Party pursuant to a deed of hypothec and to exercise such rights and duties as are conferred upon a fondé de pouvoir under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Moreover, in respect of any pledge by any such Credit Party of any such debenture, bond or other title of indebtedness as security for any Obligations, the Collateral Agent shall also be authorized to hold such debenture, bond or other title of indebtedness as agent, custodian and pledgee for its own account and for the benefit of all Agents and all Lenders (collectively, the “Secured Creditors”), the whole notwithstanding the provisions of Section 32 of An Act respecting the Special Powers of Legal Persons (Québec). The execution prior to the date hereof by the Collateral Agent]of any deed of hypothec or other Quebec Security Agreement made pursuant to the laws of the Province of Québec, is hereby ratified and confirmed. Any person who becomes an Agent or a Lender shall be deemed to have consented to and ratified the foregoing appointment of the Collateral Agent as fondé de pouvoir, agent and custodian on behalf of all Secured Creditors. For greater certainty, the Collateral Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Collateral Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation and appointment of a successor Collateral Agent, such successor Collateral Agent shall also act as the holder of an irrevocable power of attorney (fondé de pouvoir) as set out above and as agent and custodian on behalf of the Secured Creditors. The Collateral Agent agrees to act in each of the aforementioned capacities.

9.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or Canada Post or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail or Canada Post with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b) Electronic Communications.

(i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii) Each of the Credit Parties understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each of the Credit Parties, the Lenders and the Agents agree that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of Agents relating to preparation of the Credit Documents and of Agents and Lenders relating to any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Borrower; (d) all the actual costs and reasonable expenses of creating, perfecting and recording Liens in favor of Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory, or sole negligence of such Indemnitee; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the existence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured, or (c) such Obligation is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders; provided that Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee or any premium payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that, for the avoidance of doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vi), (vii), (viii) and (ix).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) alter the required application of any repayments or prepayments pursuant to Section 2.15 without the consent of Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application of any portion of such prepayment which is still required to be made is not altered; or

(ii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto, Indemnitees under Section 10.3, and the successors and assigns of Lenders and such Indemnitees. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan and any related Term Loan Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Term Loan of the assigning Lender) with respect to the assignment of Term Loans.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to GSCP or any Affiliate thereof or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee; and (iv) any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.

(g) Participations. (i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent and (y) a participant shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.20 as though it were a Lender that acquired its interest by assignment pursuant to Section 2.20(c); provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to the Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state, provincial, or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PRINCIPLES INSOFAR AS SUCH PRINCIPLES WOULD DEFER TO THE SUBSTANTIVE LAWS OF SOME OTHER JURISDICTION.

10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS,

MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender shall hold all Non-Public Information regarding the Abitibi Entities and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, the Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (v) disclosures required or requested by the NAIC or any other Governmental Authority or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such Non-Public Information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

10.18. Usury Savings Clause. If any provision of this Agreement or of any of the other Credit Documents would obligate any Credit Party to make any payment of interest or other amount payable to any Agent or any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Agent or such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) or in excess of the Highest Lawful Rate, then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Agent or such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Agent or such Lender under Section 2.8, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Agent or such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada) or for the purposes of determining the Highest Lawful Rate. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws, and after giving effect to all adjustments contemplated in the preceding sentence, if an Agent or Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada) or by application of the Highest Lawful Rate, such Credit Party shall be entitled, by notice in writing to such Agent or such Lender, to obtain reimbursement from such Agent or such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Agent or such Lender to such Credit Party. Any amount or rate of interest referred to in this Section 10.18 shall be determined in accordance with GAAP as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada) or for the purposes of determining the Highest Lawful Rate) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the Maturity Date and, in the event of a dispute, a certificate of an actuary appointed by Administrative Agent shall be conclusive for the purposes of such determination absent manifest error.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness; Entire Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof. With the exception of those terms contained in the fifth, sixth, seventh, ninth and eleventh paragraphs of the Engagement Letter, dated March 12, 2008, between GSCP and Borrower (the “Engagement Letter”), which by the terms of the Engagement Letter remain in full force and effect, all of GSCP’s and its Affiliates obligations under the Engagement Letter shall terminate and be superseded by the Credit Documents, and GSCP and its Affiliates shall be released from all liability in connection therewith, including any claim for injury or damages, whether consequential, special, direct, indirect, punitive or otherwise.

10.21. PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each

Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act or the PCTFA.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.23. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and the Borrower, its stockholders or its affiliates. You acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents, and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

10.24. Joint and Several Liability. Notwithstanding any other provision contained herein or in any other Credit Documents, if a “secured creditor” (as that term is defined under the BIA) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then any Canadian Credit Party’s Obligations (and the Obligations of each other Credit Party with respect thereto), to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.

10.25. Limitations Act, 2002. Each of the parties hereto agree that any and all limitation periods provided for in the Limitations Act, 2002 (Ontario) or any other similar legislation, shall be excluded from application to the Obligations and any undertaking, covenant, indemnity or other agreement of any Credit Party provided for in any Credit Documents to which it is a party in respect thereof, in each case to fullest extent permitted by such Act or such other legislation, as the case may be.

10.26. Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.26 referred to as the “Judgment Currency”) an amount due under any Credit Documents in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.26 being hereinafter in this Section 10.26 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any such other jurisdiction referred to in Section 10.26(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party or Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Credit Party under this Section 10.26(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Credit Documents.

The term “rate of exchange” in this Section 10.26 means the rate of exchange at which Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with Administrative Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

ABITIBI-CONSOLIDATED COMPANY OF CANADA

By:	/s/ Allen Dea
Name:	Allen Dea
Title:	Vice President and Treasurer

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Senior Vice President, Corporate Affairs and Secretary

GUARANTORS:

DONOHUE CORP. ABITIBI CONSOLIDATED SALES CORPORATION ABITIBI-CONSOLIDATED CORP. ABITIBI-CONSOLIDATED ALABAMA CORPORATION

By:	/s/ Allen Dea
Name:	Allen Dea
Title:	Assistant Treasurer

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Secretary

[Signature Page to Credit and Guaranty Agreement]

AUGUSTA WOODLANDS, LLC

By:	ABITIBI-CONSOLIDATED CORP.
Its: Sole Member

By:	/s/ Allen Dea
Name:	Allen Dea
Title:	Assistant Treasurer

ALABAMA RIVER NEWSPRINT COMPANY

By:	ABITIBI CONSOLIDATED ALABAMA
CORPORATION
Its: Managing Partner

By:	/s/ Allen Dea
Name:	Allen Dea

[Signature Page to Credit and Guaranty Agreement]

ABITIBI-CONSOLIDATED INC.
1508756 ONTARIO INC.
6169678 CANADA INCORPORATED
3834328 CANADA INC.
ABITIBI-CONSOLIDATED NOVA SCOTIA
INCORPORATED
TERRA NOVA EXPLORATIONS LTD.
THE JONQUIERE PULP COMPANY
THE INTERNATIONAL BRIDGE AND
TERMINAL COMPANY
SCRAMBLE MINING LTD.
ABITIBI-CONSOLIDATED CANADIAN OFFICE
PRODUCTS HOLDINGS INC.
MARKETING DONOHUE INC.
3224112 NOVA SCOTIA LIMITED
DONOHUE RECYCLING INC.

By:	/s/ Allen Dea
Name:	Allen Dea
Title:	Authorized representative of each of the above

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Authorized representative of each of the above

PRODUITS FORESTIERS SAGUENAY INC.

By:	/s/ Allen Dea
Name:	Allen Dea
Title:	Assistant Secretary

BRIDGEWATER PAPER COMPANY LIMITED

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Senior Vice President

By:	/s/ Robert Clarke
Name:	Robert Clarke
Title:	Director

CHESHIRE RECYCLING LIMITED

By:	/s/ Barry Benson
Name:	Barry Benson
Title:	Controller

By:	/s/ Robert Clarke
Name:	Robert Clarke
Title:	Director

[Signature Page to Credit and Guaranty Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent, Administrative Agent, Collateral Agent, Documentation Agent and a Lender

By:	/s/ Walt A. Jackson
Authorized Signatory

[Signature Page to Credit and Guaranty Agreement]

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Term Loan Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$400,000,000.00	100.00%
Total	$400,000,000.00	100%

APPENDIX A-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

ABITIBI-CONSOLIDATED COMPANY OF CANADA

ABITIBI-CONSOLIDATED INC.

DONOHUE CORP.

ABITIBI CONSOLIDATED SALES CORPORATION

ABITIBI-CONSOLIDATED CORP.

ABITIBI-CONSOLIDATED ALABAMA CORPORATION

AUGUSTA WOODLANDS, LLC

ALABAMA RIVER NEWSPRINT COMPANY

ABITIBI-CONSOLIDATED INC.

1508756 ONTARIO INC.

6169678 CANADA INCORPORATED

3834328 CANADA INC.

ABITIBI-CONSOLIDATED NOVA SCOTIA INCORPORATED

TERRA NOVA EXPLORATIONS LTD.

THE JONQUIERE PULP COMPANY

THE INTERNATIONAL BRIDGE AND TERMINAL COMPANY

SCRAMBLE MINING LTD.

ABITIBI-CONSOLIDATED CANADIAN OFFICE PRODUCTS HOLDINGS INC.

MARKETING DONOHUE INC.

3224112 NOVA SCOTIA LIMITED

DONOHUE RECYCLING INC.

PRODUITS FORESTIERS SAGUENAY INC.

BRIDGEWATER PAPER COMPANY LIMITED

CHESHIRE RECYCLING LIMITED

c/o AbitibiBowater Inc.

1155, rue Metcalfe, bureau 800

Montréal (Québec), Canada H3B 5H2

Attention: Chief Financial Officer

Telecopier: 514.394.2241

With copies to:

AbitibiBowater Inc.

1155, rue Metcalfe, bureau 800

Montréal (Québec), Canada H3B 5H2

Attention: Chief Legal Officer

Telecopier: 514.394.3644

APPENDIX B-1

and

Troutman Sanders LLP

Suite 5200

600 Peachtree Street, N.E.

Atlanta, GA 30308-2216

Attention: Hazen H. Dempster

Telecopier: 404-962-6544

APPENDIX B-2

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent, Administrative Agent, Collateral Agent, Documentation Agent and a Lender

Goldman Sachs Credit Partners L.P.

c/o Goldman, Sachs & Co.

30 Hudson Street, 36th Floor

Jersey City, NJ 07302

Attention: SBD Operations

Attention: Andrew Caditz

Telecopier: (212) 428-1243

Email and for delivery of final financial statements for posting: gsd.link@gs.com with a copy to:

Goldman Sachs Credit Partners L.P.

1 New York Plaza

New York, New York 10004

Attention: Rob Schatzman

Telecopier: (212) 902-3000

APPENDIX B-3